Exhibit 10.4

Westlake Center RYU- Respect Your Universe Space No. 3045 TABLE OF CONTENTS REFERENCE PROVISIONS  ARTICLE ARTICLE 1 Leased Premises, Term and Use 31 Remedies 2 Original Construction 32 Successors and Assigns 3 Rental Commencement Date 33 Representations 4 Rental 34 Waiver 5 Definition of Net Sales 35 Holding Over 6 Records and Audits 36 Interpretation 7 Taxes 37 Advertising and 8 Subordination and Attornment Promotional Service 9 Additional Construction 38 Quiet Enjoyment 10 Condition of Leased Premises 39 Waiver of Redemption 11 Tenanes Repairs and Maintenance 40 Fees 12 Alterations 41 Tenant's Property 13 Fixtures and Personal Property 42 Lease Status 14 Liens 43 Recording 15 Laws and Ordinances 44 Force Majeure 16 Environmental Services 45 Construction of Lease 17 Joint Use Areas and Operating Expenses 46 Security Deposit 18 Damage to Leased Premises 47 Captions 19 Insurance 48 Severability 20 Indemnification 49 Objection to Statements 21 Assignment, Subletting and 50 Liability of Landlord  Ownership 51 No Option 22 Access to Leased Premises 52 Execution of Documents 23 Defaults by Tenant 53 Corporate Tenant 24 Surrender of Leased Premises 54 Printed Provisions 25 Tenant's Conduct of Business 55 Entire Agreement 26 Rules and Regulations 56 No Third-Party Rights 27 Eminent Domain 57 Financial Statements 28 Attorneys' Fees 58 Other Locations 29 Sale of Leased Premises by Landlord 59 Tenant's Failure 30 Notices 60 Ownership AFFIDAVIT EXHIBITS EXHIBIT A, A-1 Plans of Leased Premises EXHIBITB Site Plan EXHIBITC Description of Landlord/Tenant Work EXHIBIT F HV AC Charge Schedule EXHIBITK No Kiosk Area

Westlake Center THIS LEASE is between WESTLAKE CENTER ASSOCIATES LIMITED PARTNERSHIP, a Washington limited partnership, ("Landlord"), anDESPECT YOUR UNIVERSE, INC., a Nevada corporation ("Tenant"). The date of this Lease is December 10, 2013 ("Effective Date"). The Leased Premises are located in the Westlake Center ("Shopping Center") in the City of Seattle, County of King, and State of WASHINGTON. REFERENCE PROVISIONS The following references define terms used in the specified Articles and elsewhere in this Lease and shall be construed in accordance with the provisions and conditions in this Lease: 1.0 I Leased Premises: 3045 Westlake Center containing approximately 2,082 square feet of floor area [ARTICLE 1(a)] 1.02 Expiration Date: Five (5} years following the opening date (and if such date falls within the period from October 1, through December 31 of such year, then the expiration date shall be the next following January 31} . [ARTICLE 1(b)] 1.03 Permitted Use: Only for the retail sale of men's and women's active wear and accessories (not including footwear) and for no other use or purpose whatsoever. [ARTICLE 1(c)] 1.04 Submittal date for preliminary plans: January 01, 2014, or earlier pursuant to Article 2(c). [ARTICLE 2(d)] Submittal date for final plans and specifications: February 01,2014, or earlier pursuant to Article 2(c). [ARTICLE 2(d)] 1.05 Beginning Work Date: The earlier of November 15, 2013, or the date Landlord approves Tenant's Plans. [ARTICLE 2(c)] 1.06 Opening Date: Not later than December 31,2013.  [ARTICLE 3] 1.07 Minimum Annual Rental: [ARTICLE 4(a)] Rental Commencement Date- 11/30/2014 $51,591.96 per year ($4,299.33 per month) 1211/2014- 11/30/2015 $53,148.00 per year ($4,429.00 per month) 1211/2015- 11/30/2016 $54,742.44 per year ($4,561.87 per month) 1211/2016- 11/30/2017 $56,384.71 per year ($4,698. 73 per month) 1211/2017- Expiration Date $58,076.25 per year ($4,839.69 per month) Notwithstanding the foregoing, Minimum Annual Rental shall be abated for the first five months after the Rental Commencement Date. However, should Tenant default under this Lease at any time during the Term then the unamortized portion of Minimum Annual Rental so abated shall be immediately due and payable in addition to other amounts which may be recoverable by Landlord hereunder. 1.08 Percentage Rate: 8% 1.09 Annual Sales Base: Rental Commencement Date- 11/30/2014 $1,032,000.00 per year 12/1/2014- 11/30/2015 $1,057,800.00 per year

| | | |
|---|---|---|
| 12/1/2015 - | 11/30/2016 | $1,084,245.00 per year |
| 12/1/2016 - | 11/30/2017 | $1,111,351.13 per year |
| 12/1/2017 - | Expiration Date | $1,139,134.90 per year |

1.10 Address of Landlord:

[ARTICLES 4 and 30]

**Landlord's Notice Address**
**WESTLAKE CENTER ASSOCIATES LIMITED PARTNERSHIP**
**c/o Westlake Center**
**110 N. Wacker Dr.**
**Chicago, IL 60606**
**Attn: Law/Lease Administration Department**

**Landlord's Payment Address:**
**WESTLAKE CENTER ASSOCIATES LIMITED PARTNERSHIP**
**SDS-12-2735**
**PO Box 86**
**Minneapolis, MN 55486-2735**

**With a copy to:**
**Westlake Center**
**400 Pine Street**
**Seattle, WA 98101**
**Attn: General Manager**

1.11 Address of Tenant:

[ARTICLE 30]

**Notice:**
**RESPECT YOUR UNIVERSE, INC.**
**818 N. Russell Street**
**Portland, OR 97227**

**Billing:**
**RESPECT YOUR UNIVERSE, INC.**
**6355 S. Rainbow Blvd.**
**Las Vegas NV 89139**

1.12 Additional Gross Leasable Area Annual Rental Increase: Not Applicable

[ARTICLE 4(c)]

1.13 Anchor Minimum Annual Rental Increase: Not Applicable

[ARTICLE 4(d)]

1.14 Trade Name: **"RYU - Respect Your Universe"** or such other name as Tenant uses in the majority of its other stores

[ARTICLE 25]

1.15 Intentionally Omitted

[ARTICLE 37]

1.16 Initial Assessment: Not Applicable

[ARTICLE 37]

1.17 Preliminary Rent: Not Applicable

1.18 Construction Allowance: Not Applicable

[ARTICLE 2]

1.19 Security: Not Applicable

[ARTICLE 46]

1.20 Radius: 3 miles

[ARTICLE 58]

1.21 Intentionally Omitted

1.22 Operating Expenses Payment: **$79,282.56 ($38.08 per square foot) per year for the calendar year 2013, payable in equal monthly installments, subject to the annual increases provided in the Lease.**

[ARTICLE 17]

1.23 **Kiosk Restriction: Landlord shall not permit any temporary or permanent kiosk, pushcart, RMU or other similar structure to be witin the location indicated on Exhibit K. Landlord will not place any temporary or permanent obstruction in the common area that would materially and adversely affect access to, egress from or the visibility of the Leased Premises.**

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1.24 Chargeback Waiver: **Notwithstanding anything to the contrary contained in the EXHIBITS attached hereto, the construction chargeback items which Tenant shall be obligated to pay Landlord in connection with the construction of the Leased Premises pursuant to the EXHIBITS shall be waived. Notwithstanding the foregoing, temporary utilities, sprinkler shut down fee, plan review fee, floor tile cost and barricade costs (if a barricade is required) contained in the EXHIBITS shall not be waived, reduced or capped in any way.**

1.25 Not Applicable

1.26 A.Not Applicable

B. **Operating Co-tenancy: Notwithstanding anything contained herein to the contrary, if during the Term hereof, the occupancy of in-line, retail tenants falls below 70% (the "Occupancy Failure") and (i) such Occupancy Failure continues for six (6) months, and (ii) Tenant's Net Sales from the Leased Premises during such 6 month period are at least 10% less than such Net Sales for the same 6 month period in the previous calendar year, then provided Tenant is not in default under the Lease beyond any applicable cure periods and is open and operating in the Leased Premises, Tenant shall have the right beginning on the first day of the seventh (7th) month after the Occupancy Failure and prior to the remedying by Landlord of the Occupancy Failure, to pay to Landlord, in lieu of Minimum Annual Rental and Percentage Rental and all additional rental (except utilities)], an amount equal to 6% of Net Sales for each and every month ("Substitute Rent"). Substitute Rent shall be payable monthly, in arrears, within 20 days following the end of each calendar month. Tenant shall give Landlord 30 day's prior written notice of Tenant's intention to exercise such right. In the event the Occupancy Failure continues for an additional 12 consecutive months, then Tenant shall have the right to terminate this Lease by written notice to Landlord. Tenant's notice of termination must be given within 60 days after the expiration of the additional 12 month period. This Lease shall then terminate upon a date which shall be 30 days following the date of the notice. Should Tenant not timely provide such notice of termination, then Tenant's right to pay Substitute Rent shall cease and Tenant shall resume payment of full Minimum Annual Rental and additional rental due hereunder.**

C: Not Applicable

1.27 Termination Right: **Provided Tenant is open and operating for business in the Leased Premises and not otherwise in default of the terms of this Lease beyond written notice and any applicable cure period, if Tenant's Net Sales (as defined in ARTICLE 5) made from the Leased Premises fail to exceed $850,000.00 (the "Threshold Amount") in any Lease Year commecing December 1, 2015 and subsequent (the "Measuring Period"), Tenant shall have the one-time right to terminate this Lease upon 90 days' advance written notice to Landlord given any time within 60 days following the end of the Measuring Period.**

1.28 Not Applicable

1.29 Not Applicable

1.30 Not Applicable

1.31 Not Applicable

1.32 Brokerage Fees: **Provided Tenant is not in default under the Lease and in consideration of Tenant's entering into the Lease, Landlord shall, upon opening for business in the Leased Premises, pay a brokerage commission of $11,000.00 to NBS Realtors ("Tenant's Broker"), which sum shall be payable pursuant to a signed commission agreement between Landlord and Tenant's Broker. Tenant**

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agrees that Landlord shall have no further liability with respect to the liability for or expense of any additional compensation, commission or charges by Tenant's Broker or any other broker or agent claiming it represents Tenant. 1.33 Not Applicable 1.34 Not Applicable 1.35 Anchors: An “ anchor" for all purposes under this Lease is any operation, land, building, store or business, whether occupied or vacant and whether owned or leased, which leases or occupies 30,000 square feet or more of space in the Shopping Center. A "variety or specialty store" is (aa) an occupant which leases or occupies between 10,000 and 29,999 square feet of space in the Shopping Center, or (bb) a restaurant occupant having an exterior entrance. An 11 outparcel" is any operation, land, building, store or business whether occupied or vacant and whether owned or leased, that is not an anchor or variety or specialty store and is separated by vehicular access or parking area from the Main Mall Building(s) or does not have an entrance accessible to the customers of the Shopping Center directly from the Main Mall Building(s). 1.36 Intentionally Omitted References to articles are for convenience and designate some of the other provisions where references to the particular Reference Provisions appear. If there is a conflict between a Reference Provision and the other provisions of this Lease, the former shall control.

ARTICLE 1 -Leased Premises, Term and Use (a) Landlord leases to Tenant and Tenant takes fi-om Landlord in consideration of the covenants and agreements in this Lease, the premises ("Leased Premises") being that portion of the building measured to the center of common walls and the outside faces of exterior walls, on the drawings attached to this Lease and made a part of this Lease as "EXHIBIT A" and "EXHIBIT A-1 ". The Leased Premises shall include corridors and passageways for the exclusive use of the Leased Premises, columns, stairs, elevators and any construction or equipment located in the Leased Premises, as well as pipes, conduits, electrical wires and drainage lines that are located within and directly serve the Leased Premises. The Shopping Center includes all buildings, land, improvements, additions, extensions and deletions which may be made from time to time, and may include adjacent parcels of land not owned, leased or controlled by Landlord but which are operated as an integral part of the Shopping Center. The Leased Premises are described further in the Reference Provisions. If the square footage of the Leased Premises is different than the amount set forth in Reference Provision 1.0 1, all rental and additional rental and amounts based upon the square footage of the Leased Premises shall be proportionately adjusted, and the parties shall execute an amendment to this Lease memorializing the adjustments. If Tenant constructs a mezzanine in the Leased Premises, the square footage of the Leased Premises shall be increased in an amount equal to the square footage of the mezzanine, and all rental, additional rental and amounts based upon the square footage of the Leased Premises shall be proportionately adjusted. The Parties shall execute an amendment to this Lease memorializing the adjustment. A mezzanine shall not be permitted if the Leased Premises are located on an upper level. EXHIBITS A, A-1 and Bare for informational purposes only, and are not a warranty, representation or agreement that the Leased Premises, Shopping Center or other areas will be as shown on the Exhibits, or that other occupants if shown on the Exhibits will be in the Shopping Center. Tenant has not been granted any easements of light, air or access. Tenant 1s rights are limited to the use and occupancy of the Leased Premises and the license to use the Joint Use Areas as they may exist from time to time, all subject to the terms, covenants, conditions and provisions of this Lease. (b) The tern of this Lease ("Tern") shall begin on the Effective Date and end on the Expiration Date in the Reference Provisions. (c) The Leased Premises shall be used and occupied only for the Permitted Use in the Reference Provisions, and for no other use or purpose whatsoever. Unless specifically noted in the Reference Provisions, Tenant does not have exclusive rights to sell any particular merchandise or provide any particular services in the Shopping Center. Landlord represents and warrants that to the best of its knowledge as of the date of this Lease, there are no impediments to the operation of the Leased Premises for the Permitted Use. ARTICLE 2- Original Construction (a) Landlord may make minor changes to the Leased Premises. Landlord may also make changes, reductions and additions without restriction in other areas of the Shopping Center (including all Joint Use Areas and all buildings and other improvements), whether the changes are requested by other tenants or deemed desirable by Landlord. (b) If (2) within 36 months following the Opening Date, the Leased Premises has not been delivered to Tenant by Landlord, this Lease may be terminated by either party by notifying the other in writing, within 30 days thereafter, provided, however, that upon such termination Landlord agrees to reimburse Tenant for Tenant's actual out of pocket hard-costs incurred relative to this Lease. Tenant releases Landlord and Landlord's contractor from any claim for damages against Landlord or Landlord's contractor for any delay in the date on which the Leased Premises shall be ready for delivery to Tenant. (c) Landlord shall not be required to perform any construction work ("Landlord's W ark") in the Leased Premises. Tenant accepts the Leased Premises in its "as-is" condition and shall perform a full build out of the Leased Premises to Tenant's most current prototype design, subject to Landlord's approval of Tenant's final plans for the Leased Premises, on or before April 1, 2014. Notwithstanding the foregoing, provided Landlord approves Tenant's Plans for the original construction on or before November 12, 2013, Tenant shall have the option to perform the full build-out remodel prior to the initial opening of the Leased Premises. All work on the Leased Premises shall be done by Tenant, at Tenant's expense ("Tenant's Work"). Landlord acknowledges and agrees if

**Tenant is not able to perform the full build-out remodel in 2013, then that Tenant may initially perform a cosmetic remodel of the interior of the Leased Premises, including new paint and temporary signage, prior to Tenant's opening for business in the Leased Premises for the holiday season ("Temporary Remodel").** Tenant's Work shall include, but not be limited to, the installation of storefronts and storefront signs, customer entrance doors, floor covering, plastering, interior decorating, wall and ceiling treatment, completion of the air conditioning system and fire sprinkler system, extension of electrical service to the Leased Premises, connection of plumbing lines to Landlord's system, the installation of electric lights and fixtures and all other electrical work. The design and installation of mechanical and electrical systems shall comply with the requirements attached and made a part of this Lease as the Exhibits. All signs and electrical work for the signs shall be installed by Tenant at Tenant's expense. They shall be of such character, design, size and at such locations as Landlord may approve. They shall be in accordance with the Exhibits, which is attached and made a part of this Lease. Tenant agrees not to install any signs until they have been approved by Landlord. ~~Food Court Tenants shall conform to the Design and Operation Criteria contained in EXHIBIT FC "Design and Operations for Food Court Tenants" attached and made a part of this Lease. If Tenant is prevented from beginning construction in the Leased Premises by the Beginning Work Date because of the failure of Landlord to substantially complete Landlord's Work within the Leased Premises, the Opening Date shall be extended by 1 working day for each working day that Tenant is prevented. The certification of Landlord's architect that Landlord's Work is substantially complete and in accordance with the plans and specifications shall be conclusive and binding upon the parties.~~

(d) Approval of the plans and specifications by Landlord shall not create any responsibility by Landlord for their accuracy, sufficiency or compliance with laws or rules and regulations. Tenant shall be solely responsible for the plans and specifications. When Landlord has approved Tenant's plans and specifications, Landlord shall return one set of approved plans to Tenant. Such approved plans shall show the date of Landlord's approval and shall be made a part of this Lease as "Exhibit P", whether or not physically attached hereto. Tenant agrees not to begin Tenant's Work until Landlord has approved the plans and specifications. **Landlord shall not unreasonably withhold or delay approval of Tenant's plans and specifications.**

(e) Tenant shall begin Tenant's Work by the Beginning Work Date specified in the Reference Provisions, proceed with it diligently and complete it in strict accordance with EXHIBIT P. Upon completion of Tenant's Work Tenant shall provide a certificate furnished by or otherwise satisfactory to Landlord from Tenant's contractor stating that no asbestos-containing materials or other Hazardous Materials as defined in ARTICLE 15 were used in the construction of the Leased Premises. Tenant shall complete the installation of fixtures, trade fixtures, improvements, equipment, stock and inventory prior to the Opening Date.

NOTWITHSTANDING ANYTHING CONTAINED IN THIS LEASE TO THE CONTRARY, TENANT IS REQUIRED TO OPEN FOR BUSINESS TO THE PUBLIC IN THE LEASED PREMISES ON OR BEFORE THE OPENING DATE SPECIFIED IN THE REFERENCE PROVISIONS~~, UNLESS REQUESTED TO DELAY THE OPENING DATE PURSUANT TO ARTICLE 3(b)~~.

If Tenant does not begin Tenant's Work by **within ten (10) days following** the Beginning Work Date, Landlord shall have the right to terminate this Lease by notifying Tenant in writing and providing a cure period, not to exceed 5 days. ~~Tenant shall pay Landlord as liquidated damages the cost of any work done by Landlord for Tenant (representing the actual cost plus 15% for overhead), including, without limitation, electrical work, plumbing, concrete floor slabs, and heating and air conditioning equipment and facilities, if any.~~ If Tenant has not completed Tenant's Work and opened its store for business to the public by **within ten (10) days following** the Opening Date (subject to ARTICLE 3), Landlord shall be entitled to declare the same a default. In addition to (and not in lieu of) Landlord's other rights and remedies, Tenant's rental shall nevertheless begin on the Opening Date **plus Landlord will be entitled to a late opening fee equal to $150.00 per day for each day Tenant delays the opening of the Leased Premises for business** ~~at the per day rate of the greater of either: (i) 1/10th of the monthly installment of Tenant's Minimum Annual Rental; or (ii) $1,000.00~~. Late performance will cause Landlord to incur losses, damages and costs not contemplated under this Lease, the exact amount of which are extremely impractical to fix. The costs include, without limitation, processing and accounting charges. The parties agree that these late charges are liquidated damages, represent a reasonable estimate of Landlord's costs and expenses and are fair compensation to Landlord for the loss suffered by Landlord.

## ARTICLE 3 - Rental Commencement Date

(a) The rental payments shall begin to accrue on the earlier of the following dates ("Rental Commencement Date"): (i) the Opening Date; or (ii) the date on which Tenant shall open the Leased Premises for business to the public. **Notwithstanding anything to the contrary and subject to Landlord approval, pursuant to Reference Provision 1.07 Tenant shall not be obligated to pay Minimum Annual Rental for the first five full months of the term of this Lease; however, Tenant shall continue to be obligated to pay Percentage Rent and**

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all additional rent and charges under the Lease. Beginning on the first day of the sixth full month of the term of this Lease, Tenant shall pay Minimum Annual Rental per the schedule as set forth in Reference Provision 1.07.  ARTICLE 4- Rental Tenant shall pay Landlord as rental for the use and occupancy of the Leased Premises, at the times and in the manner provided, the following sums of money per annum without deduction or set-off and without prior demand: (a) MINIMUM ANNUAL RENTAL: The Minimum Annual Rental shall be payable in 12 equal monthly installments in advance, upon the I st day of each and every month during the periods of time specified in the Reference Provisions. If under ARTICLE 3 rental begins on a day other than the 1st day of a month, the monthly installment of Minimum Annual Rental for the period from the beginning date until the 1st day of the month next following shall be prorated accordingly. All past due rental, additional rental, and other sums due Landlord under this Lease shall bear interest from the due date until paid by Tenant, at the rate of2% above the Prime Rate (as defmed below), not to exceed the maximum rate of interest allowed by law in the state where the Shopping Center is located (the "Interest Rate"). The interest shall be deemed to be additional rental. All rental provided for in this Lease shall be paid to Landlord at the address in the Reference Provisions or to another payee or address that Landlord designates.   "Prime Rate" wherever it appears in the Lease means the prime rate (or base rate) reported in the Money Rates colunm or section of The Wall Street Journal as being the base rate on cmporate loans at large U.S. money center commercial banks (whether or not that rate has been charged by any bank). lfThe Wall Street Journal ceases publication of the prime rate, Prime Rate shall mean the highest rate charged by Chase (or its successor) on short tenn unsecured loans to its most creditworthy large corporate borrowers. If The Wall Street Joumal (i) publishes more than one prime rate or base rate, the higher or highest of the rates shall apply, or (ii) publishes a retraction or correction of that rate, the rate reported in that retraction or correction shall apply.   (b) PERCENTAGE RENTAL:  Percentage Rental shall be paid beginning in the month in which the Net Sales for any calendar year shall exceed the Annual Sales Base for the applicable calendar year. Thereafter, Percentage Rental shall be paid on all additional Net Sales made during the remainder of that calendar year (or partial calendar year, as the case may be) . Payments shall be made no later than the 15th day of the next following month. The Annual Sales Base shall be prorated for any partial calendar year upon the basis of 1/12th for each full month of the partial calendar year, plus an amount equal to 1/360ths for each day if the Rental Commencement Date is other than the first day of the month. Net Sales during any calendar month in which Tenant does not continuously and without interruption conduct its business in violation of the provisions of this Lease shall be deemed to be the greater of: (i) Net Sales during that calendar month or (ii) Net Sales during the calendar month in which Net Sales were the highest. This paragraph shall not apply to any calendar month in which the Leased Premises are closed for business with the prior written consent of Landlord, or if the closing of the Leased Premises is expressly permitted by this Lease.  "Lease Year" for all purposes under this Lease shall mean the 12 calendar months between February I through and including January 31, except that if the Rental Commencement Date is not February I, then the period immediately following the Rental Commencement Date through up to and including the next succeeding January 31 shall be a partial Lease Year; "calendar year" for all purposes under this Lease shall mean the 12 calendar months between January 1 through and including December 31. If the Rental Commencement Date is not January 1, then the period from the Rental Commencement   (e) If Minimum Annual Rental or additional rental is not paid within 10 days after receipt of notice from Landlord that it is due, Tenant shall also pay Landlord, as liquidated damages, a late payment fee of $100.00 for each and every month, or part of every month that the rental remains unpaid. The fee shall not excuse Tenant from the timely payment of rental. Landlord shall have no obligation to provide such notice of late rental payment more than twice per calendar year. All bank service charges resulting from bad checks shall be borne by Tenant.  (f) In addition to Minimum Annual Rental, Tenant shall pay, as additional rental, all sums of money required to be paid pursuant to ARTICLE 4(b) (Percentage Rental), 7 (Taxes), 16 (Environmental Services), 17 (Joint Use Areas and Operating Expenses), and all other sums of money or charges required to be paid by Tenant under this Lease (collectively referred to in this Lease as "additional rental"). All amounts shall be paid to Landlord's Payment Address as shown in Reference Provision 1.10. lf the amounts or charges are not paid at the time provided in this Lease, they shall nevertheless be collectible as additional rental with the next installment of Minimum Annual Rental falling due, but nothing in this Lease shall be deemed to suspend or delay the payment of any amount of money or charge at the time it becomes due and payable or to limit any other remedy of Landlord. All amounts of Minimum Annual Rental and additional rental payable in a given month (also collectively referred to in this Lease as "rent" or "rental") shall be deemed to be a single rental obligation, and shall survive the expiration of the Term or the earlier termination of this Lease. Any payment by Tenant or acceptance by Landlord of a lesser amount than shall be due from Tenant to Landlord at the time of such payment shall be treated as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or any letter accompanying such check stating that such lesser amount is payment in full shall be given no effect, and Landlord may accept such check on account without prejudice to any other rights or remedies which Landlord may have against Ten ant.  ARTICLE 5- Definition of Net Sales Net Sales shall include (as of the date of the transaction) the entire amount of the sale price of all goods and merchandise sold (including gift and merchandise certificates when redeemed), leased, rented or licensed and the charges for all services and all other receipts in, upon or from any part of the Leased Premises or as a result of Tenant's agreement, if any, to link its website to the Shopping Center's website, whether (wholly or partially) for cash or credit, and shall include sales from vending machines (including but not limited to mechanical and electronic machines, except telephone and postage stamp machines); mail and telephone orders received or filled at the Leased Premises; equipment leased; reimbursements; uncollected and uncollectible credit accounts and bank checks and charges for bank credit cards; all deposits not refunded to purchasers; orders taken, although the orders may be filled elsewhere (including, but not limited to, orders which are accepted or transmitted by means of electronic, telephonic, video, computer or other electronic or technology based system, regardless of whether the orders are accepted or filled at the Leased Premises or accepted or filled by Tenant or its paren~ subsidiary or affiliate at any other location); all monies or other things of value which Tenant is entitled to receive. The following shall be deducted or excluded, as the case may be, from Net Sales, provided such exclusions are specifically itemized: (a) refunds to customers to the extent that such refunds relate to (i) a prior inclusion of the same transaction or (ii) returns of merchandise purchased from other physical store locations of Tenant; (b) sales, use, excise, retailer's, occupation or similar taxes imposed in a specific amount, or percentage upon, or detem1ined by, the an1ount of sales; (c) interest, service, finance or sales carrying charges paid by customers for extension of credit on sales, if not included in the merchandise sale price; (d) retums to shippers and manufacturers; (e) sales not in the ordinary course of Tenant's business, of machinery or equipment which Tenant has the right to remove from the Leased Premises; and (f) the value of any exchange or transfer of merchandise between stores of Tenant if it is made solely for the convenient operation of Tenant's business and not for the purpose of consummating a sale made in, at, or from the Leased Premises; (g) discount sales to employees not to exceed 2% of Net Sales per Lease Year; (h) credit and debit card fees provided the total deduction therefore shall not exceed 2% of Net Sales in each Lease Year on a non-cumulative bases; and (i) sales of merchandise via the internet made from computers or telephones located in the Leased Premises where the order (i) is filled from an outside distribution center (not from inventory for the Leased Premises) and not delivered to the customer at the Leased Premises and (ii) payment for the merchandise is not received or made at the Leased Premises (unless payment to complete the sale is made by the customer by credit card on the internet) and (iii) such sale is properly accounted for in the ordinary course of business as having occurred at a location other than the Leased Premises. Tenant agrees that it will not intentionally divert sales form the Leased Premises. The following shall also be excluded from Net Sales:   (a) Receipts from sales of gift certificates or any similar items or device; provided that such receipts shall be included when the gift certificates are redeemed;  (b) Any sale or transfer of all, or such a substantial part as to constitute a "bulk sale", of the stock or merchandise or business of Tenant that is not typically conducted in the ordinary course of business;  (c) Money received form an insurance or indemnity company or companies as a result of loss, damage or destruction of or to the merchandise of Tenant or Tenant's trade fixtures;  (d) Money received from customers in reimbursement of costs of any shipping and delivery of merchandise form which Tenant does not receive a profit; and  (e) Sales tax collected from Tenant's customers.  ARTICLE 6- Records and Audits  Tenant agrees to accurately record all sales in accordance with generally accepted accounting practices (showing all of its sales separately from its other stores), and to maintain sufficient original records which accurately summarize all transactions relating to the Leased Premises (including the sales of any subtenant, licensee or concessionaire). Original records shall include all of those sales records which are normally and customarily maintained by Tenant in the normal course of its business and in accordance with generally accepted accounting practices Documentation and itemization of specific sales exclusions shall also be maintained. Records shall be preserved (properly totaled) by Tenant either (a) at the Leased Premises or (b) at the home or regional offices of Tenant (provided Landlord shall be notified in writing of the address at which the records are maintained) and made available to Landlord at the Leased Premises or the offices, upon demand, for a period of at least 3 years after the year in which the sales occurred (however, if any audit is begun by Landlord or if there is a dispute regarding Tenant's Net Sales, Tenant's records shall be retained by Tenant until a final resolution of the audit or dispute). The receipt by Landlord of a statement of Net Sales or Percentage Rental shall not constitute an admission of its correctness. Tenant agrees to deliver to Landlord a statement of each month's sales on or before the 5th day of the following month, and by January 31 of each year of the Term an annual statement certified by a Certified Public Accountant or by a financial officer, owner or partner of Tenant, of the Net Sales made during the preceding year. If the Term expires or is terminated on a date other than December 31, then a like statement for the partial calendar year in which expiration or termination occurs shall be delivered within 30 days after expiration or termination. Landlord shall be entitled, at Landlord's expense **(and not later than 2 years following the expiration of the calendar year to which the annual statement applied)**, to have at any time and from time to time an audit of the Net Sales made during any period covered by the annual statement and account and to recalculate the rental payable for that period. If there is a deficiency in the payment of percentage or additional rental, the deficiency shall be immediately due and payable with interest at the Interest Rate, and the interest shall be additional rental, from the date when the payments should have been made. If there is an overpayment by Tenant, it shall be credited by Landlord against payments due **except during the last year at which time such amount will be refunded to Tenant**. If Net Sales have been understated by more than 2% or Tenant fails to record, maintain or make available the required sales supporting documentation, Tenant shall be in default, and shall pay the cost of the audit and all other related costs and expenses. If Tenant is late furnishing Landlord any monthly sales statement **after 10 days written notice**, Landlord shall have the right, without **further** notice, to conduct an audit at Tenant's sole cost. If Tenant does not furnish the sales documentation referred to above or otherwise impedes Landlord's audit of Tenant's Net Sales, Landlord shall be entitled **to place Tenant in default and to seek to enforce its remedies under this Lease**~~, in addition to Landlord's other rights and remedies, to estimate Tenant's annual Net Sales as 125% of the Net Sales for the preceding year, and bill Tenant for any Percentage Rental which may be due based upon the estimated Net Sales.~~

## ARTICLE 7 - Taxes

(a) (i) Effective upon the Rental Commencement Date, Tenant shall pay, without deduction or set-off of any kind, its proportionate share of all real property taxes and assessments which may be levied or assessed against the retail portion of the Shopping Center during the Term by any lawful authority for each calendar year including, without limitation, all Impositions as defined below in this subpart (a)(i) and the cost of any contest, review or negotiation of an assessment by Landlord, as described in (c) below (collectively "Property Taxes"). Property Taxes shall exclude taxes and assessments actually paid by anchors or outparcel occupants for land and buildings owned or leased by anchors and outparcels whether the anchors and outparcels are occupied or vacant and whether or not the real property taxes thereon are separately billed or assessed. Notwithstanding anything to the contrary contained in this Lease, Property Taxes shall include any form of tax or assessment, license fee, license tax, tax or excise on rent, or any other levy, charge, or similar imposition ("Impositions") imposed by any governmental authority or political subdivision having jurisdiction, or any school, agricultural, lighting, drainage, management, roadway, water, levee, utility or other improvement or special assessment district, on any interest of Landlord or Tenant in the Leased Premises, the Shopping Center or the underlying realty. The Impositions shall include but not be limited to: (aa) any partial or total substitute impositions for real property taxes; (bb) any impositions imposed upon owners of real estate (including any water and sewer tax assessment) rather than upon persons generally, as well as any tax which may become a lien on the land, buildings or other improvements in the Shopping Center, or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Leased Premises; (cc) any Impositions upon this Lease or any document to which Tenant is a party creating or transferring an interest or an estate in the Leased Premises, and (dd) any impositions for offsite property or facilities that provide an easement required to be maintained for the benefit of or that serves the Shopping Center.

(ii) Tenant's proportionate share shall be the product which results by multiplying the Property Taxes (less any payment actually made by variety and specialty stores, and by anchors and outparcels as excluded in subpart (a)(i) above) by a fraction, the numerator of which shall be the number of square feet of floor area in the Leased Premises and the denominator of which shall be the total number of square feet of gross leasable floor area in the main mall building(s) (as determined by Landlord in its sole discretion; hereafter "Main Mall Building(s)") of the Shopping Center which are occupied or producing rent, including the Leased Premises, determined as of August 1 of each year (exclusive of the building areas utilized for non-retail **uses**~~exhibits~~; recreational purposes, including, without limitation, ice rinks; space operated for a not-for-profit purpose, including, without limitation, museums; the building areas occupied by anchor buildings and outparcels whether the anchors and outparcels are occupied or vacant and whether or not the portion of Property Taxes thereon are separately billed or assessed; and variety and specialty stores [collectively, the "Excluded Areas"]). Tenant's share of Property Taxes shall not, however, be calculated on the basis of less than 80% of the gross leasable area of the Main Mall Building(s) of the Shopping Center determined as of August 1 of each year (minus the Excluded Areas).

(iii) Notwithstanding anything to the contrary contained in the Lease, an outparcel may at Landlord's sole discretion be considered part of the Shopping Center for purposes of the definition of Property Taxes and the calculation of Tenant's share of Property Taxes under ARTICLE 7, provided that if the Landlord considers an outparcel to be part of the Shopping Center for such purposes Landlord shall include any payments toward Property Taxes actually made by the outparcel occupant before the calculation of Tenant's share of Property Taxes.

6

RYU - Respect Your Universe_Westlake Center_3045 11/13/2013; ML:lg

Tenant's proportionate share of taxes is initially estimated to be $5.64 per square foot for calendar year 2013. The foregoing figure is provided for informational purposes only and Landlord makes no representation that Tenant's proportionate share of taxes will be equal to, or approximately equal to, such amount.   (b) From time to time, Landlord shall notify Tenant in writing of Landlord's estimate of Tenant's monthly installments due with respect to Property Taxes. Such monthly installments shall be paid on or before the 1st day of each calendar month, in advance. If Landlord is required however under a mortgage to escrow Property Taxes, Landlord may, but shall not be obligated to, use the amount required to be escrowed as a basis for the estimate of the monthly installments. Upon confirmation of all Property Tax bills attributed to any calendar year during the Term, Landlord shall furnish Tenant with a written statement of the actual amount of Tenant's proportionate share of the Property Taxes for that year. If the total amount paid by Tenant for any calendar year during the Tennant’s less than the actual amount due from Tenant for that year, as shown on the statement, Tenant shall pay Landlord the deficiency within 20 days after demand by Landlord. If the total amount paid by Tenant for any calendar year exceeds the amount due from Tenant for that calendar year, Landlord shall credit the excess against payments due except during the last year at which time such amount will be refunded to Tenant. Tenant's liability for its proportionate share of Property Taxes for the calendar years in which this Lease begins and ends shall be subject to a prorata adjustment based on the number of days in those years. Landlord's and Tenant's obligations under this ARTICLE 7 shall survive the expiration of the Term. An official tax bill (or copy), if available, shall be submitted by Landlord to Tenant, upon request by Tenant, and shall be conclusive evidence of the amount of the tax assessed or levied, the items taxed and the installments.   (c) If Landlord contests, reviews or negotiates any tax or assessment upon the Shopping Center, Tenant agrees to pay its proportionate share of Landlord's reasonable expenses, whether third party or internal, including but not limited to legal, tax consultant and appraisal fees. Tenant's proportionate share of such expenses shall be calculated and paid in the manner set forth in ARTICLE 7(a). Tenant shall not have the right to withhold any payments to Landlord notwithstanding anything to the contrary contained in this Lease, nor shall Landlord be obligated to withhold the payment of Property Taxes or assessments levied or assessed against the Shopping Center. If Tenant pays an amount in excess of its proportionate share of Property Taxes for any year as the result of a subsequent reduction in total Property Taxes for that year, the excess shall be refunded to Tenant (the "Net Refund") when all refunds to which Landlord is entitled from the taxing authority for that year are received by Landlord. Tenant's right to any such refund shall survive the expiration or termination of this Lease. The term "Net Refund" means the refund plus interest, if any thereon less appraisal, engineering, expert testimony, attorneys', printing and filing fees and all other costs and expenses of the contest, review or negotiation to the extent that such fees, costs and expenses have not been previously included in taxes under this ARTICLE 7.  (d) Notwithstanding anything to the contrary in this Article 7 or elsewhere in this Lease, any excise, transaction, sales or privilege tax (except income, transfer, estate or inheritance tax) imposed upon Landlord on account of, attributed to, or measured by rental or other charges payable by Tenant shall be paid by Tenant to Landlord.   ARTICLE 8- Subordination and Attornment  (a) Tenant's rights shall be subordinate to the interest of any ground lessor and to the lien of any mortgage or deed of trust in force or later placed against the Shopping Center, upon any building placed later upon the Shopping Center and to all advances made upon the security thereof. No ground lessor nor the mortgagee or beneficiary named in the mortgage or trust deed shall disturb Tenant's peaceable possession of the Leased Premises if Tenant is not in default under this Lease. Any mortgagee or beneficiary of Landlord may, at its option, subordinate its mortgage or trust deed to this Lease. This ARTICLE S(a) is self-operative, and no further documentation of Tenant's subordination and attornment is required; however, Tenant shall execute any commercially reasonable subordination agreement requested by Landlord, any mortgagor or beneficiary of Landlord upon written request. Tenant shall accept performance of any of Landlord's obligations hereunder by any mortgagee or beneficiary of Landlord.  (b) If any proceedings are brought for foreclosure, or if the power of sale under any mortgage, deed of trust or deed to secure debt made by Landlord covering the Leased Premises is exercised, Tenant shall attorn to the purchaser upon the foreclosure or sale and recognize the purchaser as the Landlord under this Lease, provided such purchaser recognizes Tenant's interest under the Lease and agrees not to disturb Tenant's peaceful possession thereof.  (c) Landlord covenants that it is or will be a party to a certain agreement or agreements with the anchors in the Shopping Center (the "Agreement"), which may be amended from time to time. The Agreement shall not prevent Tenant from using the Leased Premises for the purpose set forth in Reference Provision 1.03. This Lease is subject and subordinate to the Agreement and any amendments to or modifications of the Agreement.

(d) Tenant agrees to make such reasonable modifications to this Lease as may be reasonably required in connection with the obtaining of financing or refinancing of the Shopping Center or any portion thereof or interest therein, so long as such modifications do not change the economic terms hereof or materially affect Tenant's rights, increase Tenant's obligations, or reduce Landlord's obligations hereunder.   ARTICLE 9- Additional Construction   Landlord reserves the right at any time to make alterations or additions to, subdivide, change the building dimensions and storefront lines, build additional stories on the building in which the Leased Premises are contained or on any other building or buildings in the Shopping Center, and to build adjoining the Shopping Center. Landlord also reserves the right at any time to construct other buildings, structures or improvements including, but not limited to, surface, elevated or double-deck parking facilities and to erect temporary scaffolds and other aids to construction.  Notwithstanding anything to the contrary contained herein, Landlord agrees to use commercially reasonably efforts to do or cause to be done the work set forth in ARTICLE 9 of this Lease in a manner as not to unreasonably interfere with the operation of Tenant's business in the Leased Premises. Notwithstanding the use by Landlord of its commercially reasonable efforts, however, if as a result of such work, there is a material, adverse interference with operation of Tenant's business in the Leased Premises for a period in excess of 3 consecutive business days and, as a result thereof, Tenant closes the Leased Premises, then for the continuation of such interference, Tenant in addition to all its other remedies, may cease to operate and Tenant's Minimum Annual Rental shall abate on a per diem basis. The provisions of the foregoing, however, shall not apply to work necessitated by the act, omission or negligence of Tenant, its agents or employees.  In the event Landlord exercises its right to enter the Premises as herein provided, the following shall apply:  (a) Landlord agrees to minimize interruption of Tenant's business in the performance of any Landlord work in the Premises. Except in the case of an emergency, or perceived emergency or following an uncured default under this Lease, Landlord's right of entry shall require at least 48 hours prior written notice to Tenant's store manager.  (b) In the event that Tenant is unable to operate its business for a period in excess of 48 hours (or longer) as a result of Landlord's work, Minimum Annual Rental will abate from the third (3rd) day until the date on which Tenant can reasonably reopen for business.  (c) After delivery of possession of the Leased Premises to Tenant, no change or alteration may be made to the storefront of the Premises or the size, area, height, dimensions or configuration of the Premises.  (d) After delivery of possession of the Leased Premises to Tenant, no columns, beams, girders, braces, supports (collectively, "Supports") or shafts of any kind may be installed in the Premises except to replace existing Supports or shafts. Replacements must be in the exact location of the item replaced and must be no larger in size or dimensions than such replaced item.  (e) Any restoration work or alteration work at the Premises which is necessitated by or results from Landlord's entry, including, without limitation, any work necessary to conceal any element whose presence is permitted hereunder, (except if such change is necessitated by Tenant's negligence or that of its agents or contractors), shall be performed by Landlord at its expense . (f) Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, loss, liability or damages, including reasonable attorney's fees, resulting from Landlord's entry, provided that such entry was not the result of Tenant's negligence or that of its employees, agents or contractors.  Independent of the foregoing and notwithstanding anything to the contra1y in this Lease, Landlord shall have the right, at any time during the term of this Lease and from time to time (but only in connection with a major remodel and/or expansion of the Shopping Center),to relocate Tenant from the Leased Premises to another location within the Shopping Center that is within the area identified on Exhibit A-2 as the "Approved Relocation Area" ("Substitute Space"), containing approximately the same amount of floor area as the Leased Premises, subject to the following:  (a) Landlord shall give Tenant at least  l80 days advance written notice of the proposed relocation, which notice shall include the location of the proposed Substitute Space. (b) Tenant shall not unreasonably withhold or delay its acceptance of the Substitute Space. If Tenant does not accept or reject the Substitute Space within 3 0 days after Landlord notifies Tenant in writing that Landlord desires Tenant to relocate from the Leased Premises to the Substitute Space, Landlord shall have the right to either deem that Tenant has accepted the Substitute Space by its failure to reject it by written notice to Tenant, or terminate this Lease for the Leased Premises upon 30 days 1 written notice to Tenant. In addition, in the event that Tenant rejects the Substitute Space, either Tenant or Landlord shall have the right to terminate this Lease for the Leased Premises upon 30 days notice.  (c) If Tenant accepts the Substitute Space, Landlord shall, at Landlord's sole cost and expense, deliver the Substitute Space to Tenant with the leasehold  constructed to Tenant's most recent prototypical design (including but not limited to the storefront) specifically except for fixtures, equipment, furniture and other items of personal property which will be Tenant's responsibility. Tenant shall be allowed to re-use such fixtures, furniture, equipment and personal property in the Substitute Space if same are in good working order. Tenant shall, upon delivery of the Substitute Space to Tenant, install its fixtures, furniture and equipment in the Substitute Space prior to opening for business in the Substitute Space, and Tenant shall open for business in the Substitute Space within 30 days after delivery of the Substitute Space to Tenant.   (d) Landlord shall use commercially reasonable efforts to perform the relocation in a manner that does not require Tenant to close for business in the Leased Premises before the actual relocation to the Substitute Space. In the event Tenant must close for business in the Leased Premises as a result of the relocation, the Minimum Annual Rental shall be abated from the date Tenant shall commence removal of its furniture, fixtures and merchandise from the Leased Premises until such time as Tenant shall reopen for business to the public from Substitute Space, but not longer than 30 days after the Substitute Space is made available to Tenant.   (e) The Minimum Annual Rental for the Substitute Space shall not be greater than the Minimum Annual Rent for the Leased Premises unless the Floor Area at the Substitute Space exceeds that of the Leased Premises by more than 10%. However, Tenant shall not be obligated to accept the Substitute Space with a Floor Area exceeding that of the Leased Premises by more than I 0%.  (f) All of the covenants, conditions, provisions and agreements of this Lease shall continue in full force and effect and apply to the Substitute Space, except that if the square footage of the Substitute Space differs from that in the Leased Premises, the Minimum Annual Rental, Annual Sales Base and "additional rental" (if based upon the square footage of the Substitute Space) shall be adjusted proportionately (but in no event will the Minimal Annual Rental, Annual Sales Base and "additional rental" be increased by more than 10%. ARTICLE 10- Condition of Leased Premises Except for latent defects or omissions in items of Landlord's Work which Tenant gives notice of within one year of delivery of the Leased Premises, Tenant's taking possession of the Leased Premises shall be conclusive evidence of Tenant's acceptance of the Leased Premises in good order and satisfactory condition and "as-is", including patent defects. Tenant agrees that no representations about the condition of the Leased Premises, nor promises to decorate, alter, repair or improve the Leased Premises have been made by Landlord or its agents to Tenant. Tenant also agrees that no representations have been made to Tenant that any other tenants will lease space in the Shopping Center nor have any promises been made that Tenant has the exclusive right to sell any merchandise, goods or services. Tenant hereby waives any implied warranties, including but not limited to fitness, suitability and habitability.  ARTICLE 11 -Repairs and Maintenance Landlord shall be responsible for all structural repairs to the Leased Premises, the roof, floor slab, unless cause by Tenant's negligence and to the building within which the Leased Premises is located. Landlord shall not be responsible for damage or personal injury caused by any defects or other conditions in the Leased Premises, or the consequences thereof, except in the case of Landlord's negligence or willful misconduct. Landlord shall not be liable to Tenant for any damage to merchandise, trade fixtures or personal property of Tenant in the Leased Premises, including without limitation damage by water leakage, seepage, water discharge from a sprinkler system or water damage caused by leakage from other occupants. Beginning on the date Tenant takes possession of the Leased Premises, Tenant shall be liable for the repairs, replacements and maintenance of the Leased Premises, except those for which Landlord is responsible under this ARTICLE 11. Tenant shall keep the Leased Premises in good order and repair, clean, sanitary and safe and shall notify Landlord, in writing, prior to beginning any repair. The notice shall specify the repair work to be performed. Tenant's repairs, replacements and maintenance obligations shall include, but not be limited to, its heating and cooling equipment; other equipment; fixtures; improvements; floor covering; the exterior and interior portions of all doors, door locks, security gates, and windows; plumbing and sewage facilities located within and exclusively serving the Leased Premises which are not Landlord's obligation; walls; ceilings; and plate glass. Tenant shall be solely responsible for maintenance and repair costs related to the Leased Premises. Tenant agrees to keep the interior of the Leased Premises in a clean and slightly appearance. If Tenant refuses or neglects to make repairs or maintain the Leased Premises, in a manner reasonably satisfactory to Landlord, Landlord shall have the right, upon giving Tenant reasonable written notice, to make the repairs or perform the maintenance on behalf of Tenant. Tenant shall reimburse Landlord the actual, reasonable costs of such repair promptly upon receipt of an invoice showing in reasonable detail the work performed and the cost thereof. Landlord has no obligation to do work which Landlord is not expressly required to perform under this Lease or which, under this Lease, Tenant is required to perform. The performance of that work by Landlord shall not constitute a waiver of Tenant's default.   Notwithstanding anything contained herein to the contrary, Tenant shall give Landlord twenty (20) days prior written notice of any repairs to the Leased Premises that Landlord is required to make pursuant to this ARTICLE 11. If Landlord shall not have commenced such repair within the twenty (20) day period, Tenant must provide a second twenty (20) day notice to Landlord regarding the required repair. If, following the second twenty (20) day notice, Landlord has still failed to commence the required repair to the Leased Premises, Tenant must provide a third twenty (20) day written notice to Landlord. If Landlord does not commence the required repair with the third twenty (20) day period and provided Tenant is not in default of this Lease beyond any applicable cure periods, Tenant shall, at Landlord's cost, have the right to make the repairs to the Leased Premises on behalf of Landlord; provide, however, Tenant shall only be allowed to use Landlord's approved contractors for performance of such work. Upon completion of the repair work to the Leased Premises, Tenant shall submit an invoice to Landlord evidencing the total cost of such work. Landlord shall have thirty (30) days following the receipt of Tenant's invoice to reimburse Tenant for the full cost of said work. If Landlord fails to reimburse Tenant within said thirty (30) day period, Tenant, upon ten (10) days notice to Landlord, may offset the cost of such work against Tenant's monthly Minimum Annual Rental up to a maximum amount of 50% of such monthly Minimum Annual Rental until the cost of such work has been fully recovered by Tenant. Except as specifically provided in this ARTICLE 11, Tenant shall not be permitted to perform any of Landlord's obligations under this Lease, other than the performance of repairs to the Leased Premises. ARTICLE 12- Alterations Tenant shall not make any structural, electrical, storefront, exterior, major interior (i.e. , costing in excess of $15, 000. 00 per calendar year) or mechanical alterations to the Leased Premises without obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Tenant shall not interfere with any work in the Shopping Center, and shall not cause the closing, interruption or impairment of Tenant's normal conduct of business. All permanent alterations, additions, improvements and Tenant's Work shall become, upon expiration of the Term, or the earlier termination of this Lease, the property of Landlord without any payment by Landlord. All such work by Tenant shall be made under the supervision of a competent architect or competent licensed structural engineer and shall be in accordance with plans and specifications approved in writing by Landlord before the start of the work Landlord's approval of Tenant's plans and specifications shall not create a responsibility or liability of Landlord for their accuracy, sufficiency or compliance with laws or rules and regulations. The work shall be in accordance with necessary governmental approvals and permits. Tenant shall obtain approvals and permits at its sole expense. The work shall be done in a good and workmanlike manner and diligently prosecuted to completion. The Leased Premises shall at all times be a complete unit except during the performance of work. Work done by Tenant without Landlord's consent shall be returned to its original condition, at Tenant's expense, upon request by Landlord.  ARTICLE 13- Fixtures and Personal Property Trade fixtures, signs and other personal property of Tenant not pennanently affixed to the Leased Premises shall remain the property of Tenant. Tenant shall have the right, provided Tenant is not in default, to remove its trade fixtures, signs and other personal property. Tenant shall not however, dming the Tenn, render the Leased Premises unsuitable for conducting the type of business specified in Reference Provision 1.03 by removing personal property llllless Tenant immediately replaces it with personal property of comparable or better quality. Tenant, at its expense, shall immediately repair damage to the Leased Premises caused by the removal of such trade fixtures, signs and other personal property. Upon the expiration or earlier termination of this Lease, Tenant shall leave the Leased Premises in a neat and clean condition, fi·ee of debris. All trade fixtures, signs, and other personal property installed in or to the Leased Premises by Tenant must be new or like new when installed or attached. Tenant shall pay before delinquency all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operation in the Leased Premises as well as upon its trade fixtures, leasehold improvements (including but not limited to merchandise and other personal property in, on or upon the Leased Premises). lfTenant's property is assessed with Landlord's property, the assessment shall be equitably divided between Landlord and Tenant. Landlenl shall determine the basis efpreratiag !he assessments and that selermiaatien shall be eiadiag. No taxes, assessments, fees or charges referred to in this ARTICLE 13 shall be considered Property Taxes llllder ARTICLE 7. Tenant's obligation to perform the provisions of this ARTICLE 13 shall smvive the Expiration Date or the earlier tennination of this Lease. ARTICLE 14- Liens Tenant shall not permit a lien or claim to attach to the Leased Premises and shall promptly cause the lien or claim to be released. If Tenant contests the lien or claim, Tenant shall indemnify Landlord and, if requested, deposit with Landlord a cash or surety bond in a form and with a company satisfactory to Landlord in an amollllt equal to !wire one and one-half times the amollllt ofthe contested lien or claim. If Tenant shall fail to cause a lien to be discharged or bonded, within 10 days after being notified of the filing of the lien, in addition to any other right or remedy, Landlord may discharge the lien by paying-bonding over the amount claimed to be due. The amollllt paid by Landlord, together with interest at the Interest Rate and all costs and expenses, including reasonable attomeys' fees incuned by Landlord, shall be due and payable by Tenant to Landlord as additional rental on the 1st day of the next following month. Tenant shall immediately give Landlord written notice of the recording of a lien against the Leased Premises or the Shopping Center arising out of work done by or at the direction of Tenant. ARTICLE 15- Laws and Ordinances (a) Tenant shall comply with all laws, ordinances, codes, orders and regulations affecting the construction, use, occupancy, alteration, cleanliness, safety and operation of the Leased Premises, which are in force now or later. Tenant shall comply with the reasonable and non-discriminatory regulations, requirements and recommendations of any insurance underwriter, inspection bureau or similar agency. Tenant shall notify Landlord if Tenant has received notice of, or has knowledge of any condition or occurrence that might result in liability to Landlord. Tenant shall give Landlord, upon Landlord's request, information regarding the enviromnental condition of the Leased Premises so Landlord can determine if Landlord must comply with any rule, regulation, order, act, law or statute pertaining to the environmental condition of the Leased Premises or the Shopping Center, and for Landlord to accurately complete a form or otherwise provide infonnation required under any rule, regulation, order, act, law or statute. Tenant shall pennit Landlord to comply with those recommendations and requirements. Landlord agrees to comply with all laws, ordinances, orders and regulations affecting the portion of the Leased Premises and/or the Shopping Center constructed or installed by Landlord or required to be repaired and maintained by Landlord pursuant to this Lease. In addition, Tenant agrees to comply, to the extent that the same may be applicable to the Leased Premises and as same may be amended from time to time, with the standlrrds and requirements of the Williams-Steiger Act (PL91-596), known as the "Occupational Safety and Health Act of 1970," notwithstanding the fact that Tenant may otherwise be exempted from the provisions of said Act, and the Americans with Disabilities Act of 1990. (b) Tenant shall not: (i) permit an immoral practice in the Leased Premises; (ii) use or allow the Leased Premises to be used or occupied in a manner that might invalidate or increase the rate of or make inoperative an insurance policy carried on the Leased Premises or on property, buildings or improvements in the Shopping Center; (iii) keep, use or permit in the Leased Premises inflammable fluids or explosives without the prior written permission of Landlord, or engage in hazardous activities; (iv) use the Leased Premises for a purpose which might create a nuisance or injure the reputation of the Leased Premises or the Shopping Center; (v) deface or injure the Leased Premises or any portion of the Shopping Center; (vi) overload the floors; (vii) commit or suffer waste; (viii) install electrical equipment that overloads lines; or (ix) conduct any sampling, testing, or drilling to locate any Hazardous Material without Landlord's prior written approval. Tenant shall, upon demand, reimburse Landlord for extra premiums caused by Tenant's use or occupancy of the Leased Premises, provided 1 however 1 no such reimbursement shall be required if such extra premiums are the result of the permitted . A schedule issued by the organization making the insurance rates on the Leased Premises, showing the components of the rates, shall be conclusive evidence of the items and charges which make up the hazard and other insurance rates on the Leased Premises. Tenant shall, at Tenant's expense, make from time to time whatever changes are necessai)' to comply with the requirements of the insw·ance inspectors, underwriters and governmental authorities in connection with electrical and fire prevention systems and equipment. (c) Tenant shall not have a claim against Landlord, and Landlord shall not be liable for damages, demands, expenses, fees, fines, penalties, suits, proceedings, claims, actions and causes of action arising out of or in any way connected with Tenant's use or occupancy of the Leased Premises, if the use or occupancy is prohibited or substantially impaired by any law, ordinance, regulation or by legal, governmental or other public authority. If Tenant's occupancy or use is prohibited or substantially impaired so that Tenant is unable to perform its obligations pursuant to this Lease, then either party shall have the right to cancel and terminate this Lease. Landlord represents that the Shopping Center is zoned for general retail use. (d) Tenant shall not cause or permit any Hazardous Material (defined below) to be brought upon, transported through, stored, kept, used, discharged or disposed in or about the Leased Premises or the Shopping Center (collectively "Property") by Tenant, its agents, employees or contractors. Tenant shall notify Landlord immediately of the presence of or disposal of Hazardous Material on or near the Leased Premises, and of any notice by a party alleging the presence of Hazardous Material on or near the Leased Premises. However, Hazardous Materials brought upon, transported, used, kept or stored in or about the Property which is necessary for Tenant to operate its business for the use permitted under Reference Provision 1.03 of this Lease shall be brought upon, transpmted, used, kept and stored only in the quantities necessary for the usual and customaJ.)' operation of Tenant's business and in a manner that complies with: (i) all laws, rules, regulations, ordinances, codes or any other governmental restriction or requirement of all federal, state and local governmental authorities having jurisdiction and regulating the Hazardous Material; (ii) permits (which Tenant shall obtain prior to bringing the Hazardous Material in, on or about the Property) issued for the Hazardous Material; and (iii) all producers' and manufacturers' instructions and recommendations, to the extent they are stricter than laws, rules, regulations, ordinances, codes or permits. If Tenant, its agents, employees or contractors, in any way breaches the obligations in the preceding sentence; or if the presence of Hazardous Material on the Property caused or permitted by Tenant results in the release or threatened release of Hazardous Material on, from or under the Property; or if the presence on, from or under the Property of Hazardous Material otherwise arises out of the operation of Tenant's business then, without limitation of any other rights or remedies available to Landlord under this Lease or at law or in equity, Tenant shall indemnify, defend, protect and hold harmless Landlord (and Landlord's parents, subsidiaries, affiliates, employees, partners, agents, mortgagees or successors to Landlord's interest in the Leased Premises) (collectively "Indemnity") from any and all claims, sums paid in settlement of claims, judgments, damages, clean-up costs, penalties, fmes, costs, liabilities, losses or expenses (including, without limitation, attorneys', consultants' and experts' fees and any fees by Landlord to enforce the Indemnity) which arise during or after the Term as a result of Tenant's breach of the obligations or the release or contamination of the Property, including, without limitation: diminution in value of the Property; dmnages for the loss of, or the restriction on the use of, rentable or usable space or any amenity of the Property; damages arising from any adverse impact on the sale or lease of the Property; and damage and diminution in value to the Property or other properties, whether owned by Landlord or by 3rd parties. This Indemnity includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, rem ova] or restoration work required by any federal, state or local govermnental agency or political subdivision because of Hazardous Material present in the soil or groundwater on, under or originating from the Property. Without limiting the foregoing, if the presence of Hazardous Material on the Property caused or permitted by Tenant results in the contamination, release or threatened release of Hazardous Material on, from or under the Property or other properties, Tenant shall promptly take all actions at its sole cost and expense which are necessary to return the Property and other properties to the condition existing prior to the introduction of the Hazardous Material; provided that Landlord's written approval of the actions shall be obtained first (which approval shall not be unreasonably withheld) and so long as such actions do not have or would not potentially have any material, adverse long-term or short-term effect on Landlord or on the Property or other properties. This Indemnity shall survive the Expiration Date or earlier termination of this Lease and shall survive any transfer of Landlord's interest in the Property. "Hazardous Material" means any hazardous, radioactive or toxic substance, material or waste, including, but not limited to, those substances, materials and wastes (whether or not mixed, commingled or otherwise combined with other substances, materials or wastes) listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or substances, materials and wastes which are or become regulated under any applicable local, state or federal law including, without limitation, any material, waste or substance which is (i) a petroleum product, crude oil or any faction thereof, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251, et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), (v) defmed as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S. C. Section 6903) or (vi) defmed as a "hazardous substance" pursuant to Section 101 of the Comprehensive Enviromnental Response, Compensation, and Liability Act, 42 U.S. C. Section 9601, et seq. (42 U.S. C. Section 9601), as all of the foregoing may be amended from time to time. If any asbestos or asbestos-containing hazardous materials ("asbestos") are discovered within the Leased Premises by Tenant, Tenant shall immediately provide written notice to Landlord of the existence of the asbestos. The notice shall be signed by Tenant and an individual experienced in the identification of asbestos. Landlord shall then remove, encapsulate or otherwise abate the asbestos at Landlord's sole expense, unless the asbestos was brought into the Leased Premises by Tenant, its agents or contractors. In that case, Landlord shall remove, encapsulate or otherwise abate the asbestos at Tenant's sole expense. Tenant shall cooperate with Landlord's efforts to remove the asbestos, including the ceasing of Tenant's activities in the Leased Premises. In no event shall Landlord be responsible for asbestos brought into the Leased Premises by Tenant, its agents or contractors. The existence of asbestos in the Leased Premises shall not be considered a defect in Landlord's Work. ARTICLE 16- Environmental Services (a) Tenant shall pay for all utilities used in the Leased Premises during the Term. Tenant shall, if required by Landlord or applicable code or, if Tenant desires to confirm or verify its charges, provide and pay for its own meters for heat, air conditioning, water, gas, electricity and all other utilities, and shall pay all water and sewage charges (and all other charges for utilities used in the Leased Premises), rentals and taxes imposed by governmental authority or otherwise. Landlord may at its election provide Tenant with or designate a third party provider to provide Tenant with any or all of the utilities used in the Leased Premises. If Landlord or its designee provides Tenant with the utilities used in the Leased Premises, Tenant shall purchase such utilities from Landlord or its designee and may not purchase such utilities from any other source. Landlord agrees, however, that the charge to Tenant for utilities fm·nished by Landlord shall not exceed that which Tenant would be required to pay for if Tenant purchased such utilities, with a comparable level and quality of service and equipment, based on Tenant' s actual consumption and demand, directly from the local public utility company, but not less than Landlord's cost to provide such utilities. (b) Heating, ventilation and air conditioning for the Leased Premises will be in accordance with the EXHIBITS. (c) Tenant shall be responsible for completing the installation of the heating, ventilation and air conditioning system within the Leased Premises, as provided for in the EXHIBITS. Tenant, at Tenant's expense, shall maintain the heating, ventilation and air conditioning equipment which exclusively serve or are within the Leased Premises. Tenant shall use best efforts to conserve energy in the operation of its heating, ventilation and air conditioning. Tenant shall upon request by Landlord supply Landlord with evidence satisfactory to Landlord that Tenant is fulfilling Tenant's obligations under ARTICLE 16 of the Lease to maintain the heating, ventilation and air conditioning equipment within the Leased Premises. (d) Landlord has, at its cost and expense, preinstalled a potable water distribution system and a sewer system which will provide water and sewer service to the Leased Premises in accordance with the EXHIBITS. Tenant, at

Tenant's expense, shall be responsible for completing the installation of the water and sewer systems within the Leased Premises in accordance with the EXHIBITS.

(e) If Tenant shall require natural gas for the normal operation of Tenant's business, such utility service shall be available in accordance with the EXHIBITS. All natural gas service shall be arranged by the Tenant and all such work shall be done in accordance with the EXHIBITS.

(f) In addition to the Minimum Annual Rental, Tenant shall pay, as additional rental, in advance on the first day of the month during the Term (prorated for any fractional month), without deduction set-off of any kind, a charge to Landlord for any services furnished by Landlord to the Leased Premises under this Article 16 (the "Environmental Charge"). In the event of any dispute, Tenant shall pay the bill for all such utility furnished to the Leased Premises in accordance with Landlord's billing, and such payment shall not prejudice Tenant's position. The Environmental Charge shall be adjusted from time to time by Landlord's engineer, shall be initially based on a typical store layout that is comparable to Tenant's utility usage and shall be subject to adjustment by Landlord from time to time. If Tenant fails to make any applicable payment of the Environmental Charge to Landlord within ten (10) days from the date such payment is due, or upon failure of Tenant to pay any other sums of rental or other charges due under the provisions of this lease in full, Landlord may, without limitation, cut off and discontinue any such utilities furnished by Landlord to the Leased Premises, without any liability to Landlord.

(g) If Landlord or Landlord's third party designee is furnishing utilities to Tenant during the Term, Landlord or such designee may cease furnishing any of such utilities without responsibility to Tenant except to connect or cause to be connected to the service facilities another available source of supply. Notwithstanding anything contained in this Lease to the contrary, Landlord or such designee shall not be responsible or liable for damages or injuries sustained by Tenant or those claiming by, through or under Tenant, because of the interruption, discontinuance, quality or quantity of any utility used in or for the Leased Premises, (whether or not supplied by Landlord or such designee, and regardless of the reason or cause of the interruption or discontinuance). Tenant shall not be relieved from the performance of its obligations if an interruption or discontinuance occurs. Landlord may take any energy management measures it deems necessary for energy conservation including, but not limited to, control of all Tenant's energy consumption. **Notwithstanding the foregoing, if said utility services are interrupted for a period of more than seventy-two (72) consecutive hours due to an act or omission of Landlord, or if such services are discontinued and the Leased Premises are thereby rendered untenantable for the use intended and, as a result, Tenant closes the Leased Premises, then Tenant shall not be liable for any charge for said services during the period that they are interrupted or after the date that they are discontinued. Tenant shall not be liable for the payment of Minimum Annual Rental during the period that such services are interrupted subsequent to the above stated seventy-two (72) hour period.**

(h) Landlord shall keep in good order and repair and shall maintain the telephone raceway and interface wiring system and shall make any necessary repairs to or replacements of such telephone raceway and/or interface wiring system (except that Landlord's obligation shall not include repair or replacement of service extensions, wiring or other telephone systems exclusively servicing the Leased Premises and that Tenant shall reimburse Landlord for any and all repairs thereto necessitated by any acts, omissions to act or negligence of Tenant or Tenant's agents, employees and contractors

(i) Tenant agrees that garbage and refuse shall be kept in an adequate container so as not to be visible to the public, within the Leased Premises, for collection at reasonable times specified by Landlord and at Tenant's cost. In lieu and instead of the foregoing provisions of this subsection (i), Landlord, or a contractor selected by the Landlord, at its option, may purchase or lease a garbage compactor for the use of tenants and occupants of the Shopping Center. If Landlord, or a contractor selected by the Landlord, purchases or leases said garbage compactor for the use of tenants in the Shopping Center, then Tenant agrees to use the same for the disposal of its garbage and refuse to the exclusion of all other garbage collection companies. Tenants shall pay monthly, in advance, the charges therefor, based upon Landlord's, or a contractor selected by Landlord, reasonable estimate of the amount of the refuse and garbage generated and the frequency of use by Tenant. Tenant shall cause its garbage and refuse to be taken to such garbage compactor within the Shopping Center; and it is understood and agreed that Tenant's monthly charge as aforementioned will not include pick-up service. The aforementioned monthly charge as estimated by Landlord, or a contractor selected by Landlord, shall be adjusted from time to time based upon the garbage generated by Tenant and/or changes in rates for refuse collection. Tenant shall store soiled or dirty linen in approved fire rating organization metal containers with self-closing fusible link covers. In addition to the foregoing, Landlord may cause the removal of all debris, rubbish, material and equipment during the construction of Tenant's store and/or during the time preceding the initial opening date of the Shopping Center, and charge the cost thereof to Tenant as provided in the EXHIBITS. Tenant shall pay Landlord such charge within 10 days of billing.

(j) During the Term, Landlord shall keep in good order and repair and shall maintain the sprinkler system in the Leased Premises, including checking, testing and servicing thereof, and shall make any necessary repairs to or replacements of such sprinkler system except that Tenant shall pay any and all charges billed by Landlord in

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connection with all repairs and replacements thereto necessitated by any acts, omissions to act or negligence of Tenant or Tenant's agents, employees and contractors. All modifications to such sprinkler system that Tenant may desire shall be performed as provided in the Exhibits. Should the utility company furnishing water to the Shopping Center levy, assess or impose upon Landlord a sprinkler system backup charge, then Tenant shall pay to Landlord its proportionate share thereof, which shall be in an amount equal to the product obtained by multiplying said charge by a fraction, the numerator of which shall be the gross leasable area of the Leased Premises and the denominator of which shall be the gross leasable area in the Shopping Center served by such sprinkler system determined as of the date such charge is billed to Tenant; and shall be paid by Tenant within 10 days after billing by Landlord.

**ARTICLE 17 - Joint Use Areas and Operating Expenses**

(a) The "Joint Use Areas" shall consist of all parking areas, parking facilities, approaches, streets, sidewalks, malls, driveways, loading platforms, canopies, elevators, escalators, ramps, storm drainage facilities, exits, entrances, sprinkler mains, landscaped areas, comfort stations, light facilities, computer facilities, cable facilities, telecommunications facilities, washrooms, lounges and shelters, utility lines, roofs, roadways and other facilities available for joint use or benefit designated by Landlord, as they may from time to time exist and be available to the tenants in the Shopping Center, their employees, officers, agents, customers, licensees and invitees.

(b) Landlord shall, subject to events beyond its reasonable control, maintain or cause to be maintained the Joint Use Areas in good order and repair. The Joint Use Areas and other facilities in and about the Shopping Center shall at all times be subject to the control and management of Landlord and other parties that Landlord may designate. Landlord shall have the right at any time to redesignate, modify, alter, close, restrict, expand, reduce and change the Joint Use Areas. Landlord shall also have the right to permit entertainment events, the placement of kiosks, carts, advertising and other displays in the Joint Use Areas, and to convert the Joint Use Areas into retail areas. The activities and uses may be temporary or permanent.

(c) Operating Expenses shall consist of all expenditures relating to operating, managing, equipping, policing, protecting, lighting, repairing, cleaning, replacing and maintaining the Joint Use Areas in the same or improved condition as when originally installed, including any rental and lease payments paid for machinery and equipment used in the maintenance of the Joint Use Areas and the personnel costs to implement those services, compliance with statutes, laws, codes, rules and regulations, even if applicable after the Effective Date; maintaining parking spaces for employees, customers and other parties; music; maintenance of the roof; removal of snow, ice, rubbish, dirt and debris; garbage collection service; planting, replanting and replacing flowers and landscaping; costs and expenses of utilities including, but not limited to, maintaining lighting facilities and storm drainage and detention systems (whether on or off the Shopping Center); sewage treatment plant; domestic water wells, pumps, and similar facilities and equipment; heating and cooling the enclosed portion of the Shopping Center; pest extermination; the alarm service charge if a supervised fire sprinkler alarm system is installed; premiums for liability, property, damage, fire and rental interruption insurance (if carried by Landlord); the cost of the personnel reasonably required to implement all of the foregoing, including the policing of the Joint Use Areas and the directing of traffic and parking of automobiles on the parking area; insurance aggregate allocations and losses borne by Landlord as a result of deductibles or self-insured retention limits carried by Landlord under an insurance policy or self insurance by Landlord; costs of adjusting an insured casualty; wages; unemployment, social security and personal property taxes; all other expenditures made for the use or benefit of the Joint Use Areas; direct or indirect costs of advertising, marketing and promotion of the Shopping Center as set forth in Article 37, including the cost of marketing and customer service personnel,; and maintenance of the sprinkler grid in tenant spaces of the Shopping Center. Tenant's payment of Operating Expenses for the first calendar year shall be the amount specified in Reference Provision 1.22. Tenant's payment shall increase during the second and each subsequent calendar year by 4%. As Tenant's obligation to pay Operating Expenses is predetermined and not subject to adjustment except as expressly provided herein, Tenant shall have no express or implied right to examine, inspect or audit Landlord's records pertaining to Operating Expenses. Landlord shall have the right hereunder, in its sole and absolute discretion, to allocate all or a portion of any of Tenant's payments under this Lease including, but without limitation, Minimum Annual Rent and Operating Expenses Payment, toward Operating Expenses.

**ARTICLE 18 - Damage to Leased Premises**

If the Leased Premises are damaged, destroyed or rendered partially untenantable by fire or other insured casualty, Landlord shall promptly repair and restore the Leased Premises in accordance with Landlord's Work. From the date of the fire or casualty until the Leased Premises are repaired and restored, Minimum Annual Rental and additional rental, except for any additional rental due under ARTICLE 7, shall abate in the proportion that the part of the Leased Premises destroyed or rendered untenantable bears to the total Leased Premises. Landlord shall not be required to repair or restore the Leased Premises or any part of the Shopping Center as the result of an uninsured casualty. **In the event of an uninsured casualty which renders the Leased Premises untenantable, Landlord shall notify Tenant within 120 days whether or not Landlord elects to repair and restore the Leased Premises. If Landlord does not elect to so repair, then Tenant shall have the right to terminate this Lease upon 30 days written notice to Landlord. If Landlord elects to so repair, then this Lease shall not terminate, and the casualty shall be treated as an insured casualty for the purposes of this ARTICLE 18.** If 50% or more of ~~either the Leased Premises or~~ the Shopping Center **or 25% or more of the Leased Premises** is destroyed or rendered untenantable by fire or other casualty

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during the last 3 years of the Term (based upon the replacement cost compared with the market value of the improvements immediately prior to the fire or other casualty as shown by the certificate of Landlord's architect), either party shall have the right to terminate this Lease. The termination shall be effective on the date of casualty by Landlord or Tenant giving the other, within 90 days after the casualty, written notice of termination. If the notice is given within the 90 day period, this Lease shall terminate and Minimum Annual Rental and additional rental shall abate from the date of the casualty. Landlord shall promptly repay Tenant any rental paid in advance which had not been earned at the date of the casualty. If the notice is not given and Landlord is required or elects to repair or rebuild the Leased Premises, Tenant shall repair and replace its merchandise, signs, goods, trade fixtures, furnishings, equipment, furniture and other personal property to a condition at least equal to its condition prior to its damage or destruction and, if Tenant has closed, Tenant shall promptly reopen for business. Landlord shall not be required to expend more for repair or restoration of the Leased Premises or the Shopping Center than the amount of insurance proceeds paid Landlord (or, if Landlord is self-insured, the amount of insurance proceeds which would have been paid Landlord if Landlord was not self-insured). Except as expressly provided to the contrary, this Lease shall not terminate nor shall there be an abatement of Minimum Annual Rental or additional rental as the result of a fire or other casualty.

**ARTICLE 19 - Insurance**

(a) Landlord agrees to carry, or cause to be carried, the following insurance coverages and types:

(i) Workers' Compensation Insurance in statutory amounts;

(ii) Employer's Liability Insurance in the amount of $1,000,000 per person for each accident, or disease;

(iii) Commercial General Liability Insurance on the Joint Use Areas providing coverage of not less than $1,000,000 per occurrence, with a $2,000,000 aggregate.

(iv) Commercial Property Insurance including special form perils endorsement insuring Landlord's property in the Shopping Center for the full replacement value. This insurance will exclude Tenant's work and Tenant's merchandise, signs, goods, trade fixtures, furnishings, equipment, furniture and other personal property).

(v) Landlord will have the right to carry or cause to be carried additional types of insurance in whatever limits Landlord chooses, including coverage under blanket insurance policies which may be allocated by Landlord among the properties owned or managed by Landlord which in Landlord's opinion Landlord deems appropriate.

**To the extent such insurance is relative to the Joint Use Areas, Tenant's reimbursement for the cost thereof is included as part of the Joint Use Area Costs pursuant to Article 17(c).**

(b) Tenant agrees to carry the following insurance coverages and types:

(i) Workers' Compensation Insurance in statutory amounts;

(ii) Employer's Liability Insurance in the amount of $1,000,000 per person for each accident, or disease;

(iii) Commercial General Liability Insurance including products and completed operations coverages of not less than $1,000,000 per occurrence, with a $2,000,000 per location aggregate (for Shopping Centers in the states of New York, Texas and California these limits shall be $3,000,000 per occurrence with a $5,000,000 per location aggregate). The fire legal liability limit shall be not less than $1,000,000. This policy shall contain a Contractual Liability Endorsement. This policy shall also include an Additional Insured Endorsement containing the names of the Additional Insureds identified below. The policy must have a Waiver of Subrogation endorsement in favor of all Additional Insureds. Any deductible/self-insured retention in excess of $5,000 per occurrence requires Landlord's written consent.

(iv) Commercial Property Insurance including special form perils endorsement insuring Tenant's property, including plate glass, in the Shopping Center for the full replacement value, without deduction for depreciation. This policy shall have an Agreed Value Endorsement. This insurance must include all of Tenant's work, improvements and betterments, Tenant's inventory, merchandise, signs, goods, trade fixtures, furnishings, equipment, furniture, wall coverings, floor coverings, and other personal property). Tenant shall insure for loss from flood, including coverage for water damage from all causes including but not limited to sprinkler damage, sewer discharge or backup, water line breakage, and overflow from other Tenant's spaces or from the Joint Use Areas. Where available, Tenant shall insure for earthquake. Landlord shall be named as a loss payee with respect to the coverage for Tenant's betterments and improvements. The policy must have a Waiver of Subrogation endorsement in favor of all Additional Insureds. The

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deductible/self-insured retention shall not exceed $5,000 per occurrence without Landlord's written consent.

(v) Loss of Business Income Insurance, including Extra Expense and Contingent Business income coverage. The insurance limits for this insurance shall be based upon a minimum of 12 months business income with a 60-day extended period of indemnity endorsement.

(vi) Boiler and Machinery insurance, including mechanical breakdown, covering rooftop HVAC units and any separate heating units or boilers which serve only the Leased Premises. Such coverage shall be for the full replacement value of the units without deduction for depreciation.

(vii) If in Landlord's reasonable judgment there is a need for additional or different types of insurance, Tenant shall obtain upon Landlord's request the insurance at Tenant's sole expense.

(viii) Automobile liability coverage, including owned, non-owned and hired automobiles, with limits of not less than $1,000,000 combined single limit for bodily injury and property damage.

(c) All policies of insurance (including policies of Tenant's contractors and subcontractors) shall contain a Waiver of Subrogation Endorsement in favor of all Additional Insureds. If Tenant is permitted to self-insure for any of the insurance coverages required to be provided, Tenant hereby waives against Landlord, its parents, partners, joint venturers, subsidiaries and affiliates, against the property manager, and against the Additional Insureds if not listed above, all claims, including any and all rights of subrogation which may exist, for all losses and damages no matter how caused, which were or could have been insured for under any policy of insurance required to be obtained by Tenant. This waiver of liability and waiver of subrogation expressly includes any cause of loss due to the sole or concurrent negligence of any Additional Insured. If Tenant shall, for any reason, fail to obtain from its insurance carrier(s) the required Waiver of Subrogation Endorsement, the Tenant shall fully and completely defend and indemnify the Landlord and all Additional Insureds from any claims and demands, including lawsuits, brought against Landlord and/or the Additional Insureds by any insurance company which insured Tenant for a paid loss and which seeks to recover amounts paid under Tenant's policy.

(d) Tenant shall, upon request of Landlord, provide a Certificate of Insurance to Landlord evidencing all of the required coverages and Endorsements. The Certificate of Insurance must remain current (or be replaced with a current Certificate) at all times during the period of Tenant's tenancy. All policies of insurance must be written by insurance carriers licensed to do business in the state in which the Shopping Center is located and have an A.M. Best's rating of not less than A:VII. All Tenant's liability policies shall be endorsed to be primary and non-contributory to policies of the Landlord and the Additional Insureds, and shall contain either contain a cross-liability endorsement or separation of insureds provision which permits the limits of liability under Tenant's policies to apply separately to each Additional Insured. Tenant shall promptly give the certificate holder written notice in advance of any cancellation, lapse, reduction in amount of coverage or any other adverse change to the policy or insurer.

(e) The Additional Insureds who shall be named on Tenant's policies shall include the Landlord, General Growth Properties, Inc., GGP Limited Partnership and such other entities provided by Shopping Center Management, any owner or occupant in or adjoining the Shopping Center (including anchor tenants), any joint venturer or partner of Landlord, and any mortgagee or beneficiary of any part of the Shopping Center.

## ARTICLE 20 - Indemnification

Excluding the willful misconduct of the indemnitee, Tenant shall indemnify, defend and save harmless Landlord, its parents, partners, subsidiaries, affiliates and any anchor, owner or operator which is or may be in the Shopping Center, their agents, officers and employees from and against liability, claims, demands, expenses, fees, fines, penalties, suits, proceedings, actions, and causes of action arising out of or connected with Tenant's use, occupancy, management or control of the Leased Premises or Tenant's operations or activities in the Shopping Center (whether or not occurring or resulting in damage or injury within the Leased Premises or the Joint Use Areas). This obligation to indemnify shall include reasonable legal and investigation costs and all other reasonable costs, expense and liabilities from the 1st notice that any claim or demand is or may be made. Tenant's obligation shall become effective beginning on the date Tenant is delivered the Leased Premises. Tenant's indemnification obligation shall survive the expiration of the Term or the earlier termination of this Lease.

**Excluding the negligence or willful misconduct of the indemnitee, Landlord shall indemnify, defend and save harmless Tenant, its agents, officers and employees. Landlord shall indemnify the indemnitee against liabilities claims, demands, expenses, fees, fines, penalties, suits, proceedings, actions, and causes of action arising out of or connected with the Landlord's management or control of the Joint Use Areas or Landlord's operations or activities in the Joint Use Areas, except any matter arising out of or in connection with ARTICLE 15(d). This obligation to indemnify shall include reasonable legal and investigation costs and all other reasonable costs expense and liabilities from the 1st notice that any claim or**

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demand is or may be made. Landlord's indemnification obligation shall survive the expiration of the Term or the earlier termination of this Lease.

**ARTICLE 21 - Assignment, Subletting and Ownership**

(a) Tenant acknowledges that its agreement to operate in the Leased Premises for the use permitted in the Reference Provisions for the Term was a primary inducement and precondition to Landlord's agreement to lease the Leased Premises to Tenant. Additionally, the parties agree that the successful commercial profitability of the Shopping Center is based on the appropriate mix of retail and nonretail activity and that Landlord has leased the Leased Premises to Tenant because, in Landlord's opinion, Tenant's presence and commercial activity during the Term will significantly contribute to the profitability, viability and success of the Shopping Center. Accordingly, Tenant shall not transfer, assign, sublet, enter into license or concession agreements, change ownership or hypothecate this Lease or Tenant's interest in and to the Leased Premises in whole or in part, or otherwise permit occupancy of all or any part of the Leased Premises by anyone with, through or under it. Any of these acts shall be considered a "transfer" for the purposes of ARTICLE 21. Any attempt at a transfer shall be null and void and confer no rights upon a 3rd person. These prohibitions shall be construed to refer to events occurring by operation of law, legal process, receivership, bankruptcy or otherwise. Notwithstanding any permitted transfer, the Leased Premises shall be used and operated as a single store.

Notwithstanding the foregoing, and without conferring any rights upon Tenant, Tenant shall submit the request for a transfer, in writing, with sufficient time and information for Landlord to make an informed decision regarding the qualifications of the proposed transferee. In any event, Landlord may upon receipt of a request to transfer, instead of consenting to or denying the proposed transfer, terminate Tenant's obligations under the Lease and regain possession of the Leased Premises. Tenant may, within 15 days of receipt of the notice of termination, withdraw its request for the transfer by written notice to Landlord, and continue in possession under the terms of the Lease. Landlord's right to terminate the Lease because of that request shall in that event be inoperable. If Landlord exercises its termination right, Tenant shall surrender possession of the Leased Premises on the termination date specified in Landlord's notice, which shall not be less than 90 nor more than 180 days of receipt of the notice of termination in accordance with the provisions of this Lease.

(b) Landlord's consent to a transfer shall not constitute a waiver of Landlord's right not to consent to a subsequent transfer. The receipt of rental or additional rental from any party other than Tenant shall not be deemed to be a consent to a transfer, nor shall that receipt relieve Tenant of its obligation to pay rental or additional rental for the Term. Tenant shall not have a claim and waives the right to any claim against Landlord for damages because of the refusal, withholding or delaying by Landlord of consent. Tenant's only remedies shall be an action for specific performance or an injunction to enforce a consent requirement.

(c) Each transfer to which Landlord has consented shall be in writing, in a form satisfactory to Landlord and executed by the transferor and transferee. The transferee shall agree, in writing, to assume, be bound by and perform the covenants and conditions of this Lease. Tenant shall deliver to Landlord a statement within 30 days after the end of each calendar year, and within 30 days after the expiration or earlier termination of the Term, specifying each transfer in effect during the period covered by the statement, as well as: (a) the date of the transfer document's execution and delivery; (b) the square footage of the rentable area demised and the term; and (c) a computation in reasonable detail showing the amounts, if any, paid and payable by Tenant to Landlord for the transfer pursuant to this subsection. Tenant shall not be released from liability or relieved of its obligations, unless Landlord expressly agrees otherwise in writing. If the Minimum Annual Rental, Percentage Rental, additional rental or other payment to be paid to Tenant from a transfer exceeds the rental and additional rental Tenant is required to pay Landlord under this Lease, then Tenant shall pay to Landlord the entire amount of the excess, without prior demand, which shall be deemed additional rental.

(d) If Tenant (or a guarantor of the Lease) is a nonpublic corporation and the control of the corporation changes, Tenant shall notify Landlord. If the control changes (whether or not Tenant has notified Landlord), Landlord may declare the change to be a default, effective 60 days from the date of the notice from Tenant, or the date on which Landlord first has knowledge of the change, whichever occurs first. The provisions of the preceding sentence shall not be applicable if control of the corporation changes as the result of a public offering which occurs on a major security exchange. If Tenant (or a guarantor of the Lease) is a partnership or entity other than a corporation (including, but not limited to, a sole proprietorship) and if the control changes (if Tenant is a partnership, a change shall include, but not be limited to, the withdrawal of a partner or partners from the partnership or the dissolution of the partnership), Tenant shall notify Landlord. If the control changes (whether or not Tenant has notified Landlord), Landlord may declare the change a default, effective 60 days from the date of the notice from Tenant, or the date on which Landlord first has knowledge of the change, whichever occurs first. The receipt by Landlord of rental from a party other than Tenant shall not be deemed notice of change in control or ownership of Tenant.

In no event shall any stock transfer, or public offering by Tenant, by any corporation holding the stock of Tenant or by any

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corporation to which this Lease has been transferred be deemed an assignment or require Landlord's consent. Notwithstanding anything contained herein to the contrary, Tenant may, upon notice to but without consent of Landlord, at any time assign or otherwise transfer this Lease to or sublet or otherwise permit the use of all or any portion of the Leased Premises by any parent, subsidiary or affiliate corporation or entity; or any corporation resulting from the consolidation or merger of Tenant into or with any other entity; or to or by any person, firm, entity or corporation acquiring a majority of Tenant's issued and outstanding capital stock or a substantial part of Tenant's physical assets. As used herein, the expression "affiliate corporation or entity" means a person or business entity, corporate or otherwise, that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with Tenant. The word "control" means the right and power, direct or indirect, to direct or cause the direction of the management and policies of a person or business entity, corporation or otherwise, through ownership or voting securities, by contract or otherwise. In addition, Tenant may, without the consent of Landlord, at any time assign or otherwise transfer this Lease to any corporation or entity to which Tenant transfers or assigns a majority of the leases for stores operated by Tenant under any Trade Name permitted to be used by Tenant in the Lease.  (e) Tenant agrees to pay Landlord $400 plus ene month's installment efMiniHmra ,A,nnual Rental to reimburse Landlord for attorneys' fees and administrative expense for the review, processing or preparation of any document in connection with a transfer, whether or not Landlord's consent to the transfer is required or obtained. (f) If Landlord is not permitted to tenninate this Lease because of the provisions of Title 11 of the United States Code relating to Bankruptcy, as amended ("Bankruptcy Code"), Tenant agrees, as a debtor in possession or any trustee for Tenant, within 30 days after Landlord's request to the Bankruptcy Court, to assume or reject this Lease. Tenant, on behalf of itself and any trustee, agrees not to seek or request an extension or adjournment of the application to assume or reject this Lease. In no event after the assumption of this Lease shall an existing default remain uncured for a period more than the earlier of 10 days or the time period specified in this Lease. lfa filing of a petition under the Bankruptcy Code occurs, Landlord shall not have an obligation to provide Tenant with services or utilities unless Tenant has paid and is current in all payments of rental and additional rental. (g) !Subject to the provisions of Section 21 (d) above, if Tenant receives Landlord's consent to a transfer under ARTICLE 2l(a), and if Landlord does not tenninate the Lease under ARTICLE 21(d), the Minimum Annual Rental payable to Landlord shall not be less than the highest annual combined Minimun1 Annual Rental and Percentage Rental payable by Tenant during any previous year. All of the other obligations, covenants and conditions shall remain unan1ended. ARTICLE 22- Access to Leased Premises Subject to the provisions of Article 9 above, TenantagreesthatLandlord,its agents, employees, servants or any person autl10rized by Landlord, may enter the Leased Premises to: (a) inspect its condition; (b) make repairs, additions or improvements to any part of the Shopping Center, including the Leased Premises; (c) exhibit the Leased Premises to prospective purchasers of the Shopping Center; (d) place notices during the last 60 days of the Term in the Leased Premises at such places as may be determined by Landlord; (e) perfonn construction on or near the Leased Premises; and (f) post notices of non-responsibility. ARTICLE 23- Default by Tenant (a) The following shall be a default by Tenant: (i) The failure to pay when due an installment of rental, or any other payment required to be made in whole or in part, if the failure shall continue for more than 10 days after written notice that same is past due, provided that any such notice given by Landlord shall be in lieu of, and not in addition to, any notice required by state law; and/or

(ii) The abandonment or vacation of the Leased Premises or any part of it; and/or (iii) The failure to observe or perform any other provision of this Lease, if the failure continues for -1-9 2 0 days after written notice to Tenant; if the default callllot reasonably be cured within 2 0 days, Tenant shall not be in default if Tenant begins to cure the default within 2 0 days and diligently cures the default; and/or (iv) The making by Tenant of a general assignment for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt, or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless a petition filed against Tenant is dismissed within 60 days); the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Leased Premises or of Tenant's interest in this Lease if possession is not restored to Tenant within 30 days; or the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Leased Premises, or of Tenant's interest in this Lease, if the seizure is not discharged within 30 days; and/or (v) The failure more than twice within a 12 month period to make any payment of rental, provided Landlord has given Tenant the required written notices in each case. The 3rd failure shall be a non-curable default. (b) In addition to any other remedies available to Landlord at law or in equity for default, Landlord shall have the immediate option to terminate this Lease and the rights of Tenant by written notice to Tenant. If Landlord elects to terminate, Landlord shall have the right to recover from Tenant as damages: (i) The worth at the time of the award of any unpaid rental which has been earned at the time of tennination; and (ii) The worth at the time of the award of the amount by which the unpaid rental which would have been earned after termination until the time of award exceeds the amount of rental loss Tenant proves could have been reasonably avoided; and (iii) The worth at the time of award of the amount by which the unpaid rental for the balance of the Term after the time of award exceeds the amount of rental loss Tenant proves could be reasonably avoided; and (iv) Any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant's failure to perform its obligations (including the reasonable costs and expenses of recovering the Leased Premises and reasonable attorneys' fees) or which would be likely to result from Tenant's failure; and (v) At Landlord's election, other amounts permitted by applicable law. (c) The word "rental" shall mean the Minimwn Allllual Rental and all other suros required to be paid by Tenant under this Lease. The word "award" means a judgment issued or rendered in favor of Landlord in a proceeding or action to recover damages from Tenant. The phrase "at the time of the award'' means the date of entry of such a judgment. All suros, other than Minimuro Allllual Rental, shall be computed based on the average monthly amount accruing during the 24 month period preceding the default. However, if it becomes necessary to compute the rental before the 24month period has occurred, the rental shall be computed on the basis of the average monthly amount accruing during that shorter period. As used in paragraphs (i) and (ii) above, the "worth at the time of the award" is computed by allowing interest at the Interest Rate. As used in paragraph (iii) above, the "worth at the time of the award" is computed by discounting that amount at the discount rate of the Federal Reserve Bank of Chicago, at the time of award, plus 1%. In order to determine the amounts payable under ARTICLE 23, Percentage Rental shall be included as additional rental and determined based on the average armual Net Sales for the 36 months (or, if Tenant has been operating in the Leased Premises less than 36 months, on the average Net Sales for the 12 month period) preceding the termination of Tenant's right to possession of the Leased Premises. (d) Landlord shall also have the right if Tenant defaults under this Lease to terminate Tenant's right to possession of the Leased Premises (without tenninating this Lease) and reenter the Leased Premises and remove all persons and property from the Leased Premises. The property may be stored at Tenant's cost. Landlord shall not be liable to Tenant for loss or damage resulting fi·omml entry by Landlord. Tenant shall pay as additional rental, upon demand, expenses incurred or paid by Landlord because of Landlord's entry. If2 or more or any combination of individuals, corporations, partnerships or other business associations ("Individuals") sign this Lease as Tenant or guarantee this Lease as Guarantors, the liability of each individual group to pay rental and perform the obligations under this Lease shall be joint and several. The failure or refusal by Landlord to proceed against all the (or any combination of the) Individuals comprising Tenant or against Tenant or against 1 or more of the Guarantors shall not be a release or waiver of rights which Landlord may possess against the others, nor shall the granting by Landlord of a release of or execution of a covenant not to sue any 1 or more of the (or any combination of the) Individuals comprising the Tenant or the Guarantors be a release or waiver in whole or in part of rights which Lm1dlord may possess against the others. If either party institutes legal suit or action for enforcement of an obligation, the venue shall be the state in which the shopping center is located. Landlord shall not be in default unless and until Landlord shall have failed to perfonn its obligations under this Lease for 30 days (or within such additional time as is reasonably required) after written notice to Landlord properly specifying Landlord's failure to perfonn the obligations. Landlord shall not be in default until and unless a court of competent jmisdiction has determined that Landlord is in default. To the extent permitted by applicable law, Tenant waives notice of reentry (or institution of legal proceedings), including the right to receive notice pursuant to any statute or judicial decision of law. Notwithstanding anything to the contrary contained in ARTICLE 23, **Tenant accepts the notice which it is entitled to receive pursuant to this ARTICLE 23, as sufficient notice. Landlord agrees to use commercially reasonable efforts to mitigate its damages in the event of a default by Tenant.** ~~any written notice, other than as specifically set forth in this ARTICLE 23, required by a statute or law enacted now or later is waived by Tenant, to the extent permitted under that statute or law.~~

(e) If all or any part of the Leased Premises are vacated or abandoned by Tenant, or if Landlord elects to reenter or take possession of the Leased Premises pursuant to legal proceedings or notice, and if Landlord does not elect to terminate this Lease, then Landlord may from time to time, without terminating this Lease, either recover rental as it becomes due or relet the Leased Premises or any part of it for any length of time, rental and conditions that Landlord in its sole discretion deems advisable. Landlord shall have the right to make alterations and repairs to the Leased Premises. If Tenant has left all or any of its trade fixtures, furniture, furnishings, signs, stock or other personal property in the Leased Premises, that shall not preclude a determination that a vacation or abandonment has occurred.

(f) If Landlord elects to relet, rental received by Landlord from reletting shall be applied: 1st, to the payment of indebtedness other than rental due Landlord from Tenant; 2nd, to the payment of the cost of reletting; 3rd, to the payment of the cost of alterations and repairs to the Leased Premises; 4th, to the payment of rental due and unpaid; and the remainder, if any, shall be applied to the payment of future rental that may become due. If the rental received from reletting during any month which is applied to the payment of rental is less than the rental payment during that month by Tenant, Tenant shall pay the deficiency to Landlord. The deficiency shall be calculated and paid monthly. Tenant shall also pay Landlord, as soon as ascertained, the costs and expenses incurred by Landlord to relet or make alterations and repairs not covered by the rental received from the reletting of the Leased Premises.

(g) A reentry or taking possession of the Leased Premises by Landlord shall not be construed to be an election to terminate this Lease, nor shall it cause a forfeiture of rental remaining to be paid during the balance of the Term, unless a written notice of that intention is given to Tenant or the termination is decreed by a court of competent jurisdiction. Notwithstanding a reletting without termination by Landlord because of default by Tenant, Landlord may at any time after reletting elect to terminate this Lease for any default.

(h) Tenant expressly waives any **non-compulsory** right or defense it may have to claim a merger, and neither the commencement of an action or proceeding nor the settlement of, or entering of judgment for any action or proceeding shall bar Landlord from bringing subsequent actions or proceedings, based upon other or subsequently accruing claims, or based upon claims or events which have previously accrued and not been resolved in any prior action, proceeding or settlement. The parties waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other, regardless of whether such action, proceeding or counterclaim is related to a default under this Lease.

## ARTICLE 24 - Surrender of Leased Premises

Tenant shall, upon expiration of the Term, or the earlier termination of this Lease, surrender to Landlord, without damage, injury, disturbance or payment, the Leased Premises including, without limitation, all apparatus, equipment, alterations, improvements and additions by either party to, in, upon or about the Leased Premises. If Tenant shall be in default, Tenant shall not have the right to remove trade fixtures, signs and other personal property. They shall remain or become, as the case may be, the property of Landlord. Tenant, at its sole expense, shall immediately repair damage to the Leased Premises caused by Tenant vacating the Leased Premises or by Tenant's removal of trade fixtures, signs and other personal property. Tenant shall comply with all laws and governmental regulations applicable to the removal and repair of the property. Tenant shall not create a disturbance or health problem for customers, agents, invitees or other parties in the Shopping Center as result of the removal or repair. Any property not removed may be deemed by Landlord to be abandoned by Tenant and may be retained by Landlord or may be removed and stored for Tenant, at Tenant's sole cost. Tenant shall surrender the Leased Premises to Landlord free of **Tenant installed** Hazardous Material and free of any **Tenant caused** violation of any environmental rule or regulation. Upon surrender of the Leased Premises, Tenant shall provide Landlord with a report by experts acceptable to Landlord showing the Leased Premises free of Hazardous Material. Tenant's obligation to observe and perform the provisions of this ARTICLE 24 shall survive the expiration of the Term or earlier termination of this Lease.

## ARTICLE 25 - Tenant's Conduct of Business

(a) Tenant covenants to continuously and uninterruptedly operate within the entire Leased Premises the business it is permitted to operate under Reference Provision 1.03, except any portion of the Leased Premises while that portion is untenantable because of fire or other casualty. Tenant agrees to conduct its business at all times in a first-class manner consistent with reputable business standards and practices, and to maintain within the Leased Premises a stock of merchandise and trade fixtures adequate to service and supply the usual demands of its customers. Tenant shall keep the Leased Premises in a neat, safe, clean and orderly condition. Tenant also agrees to

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conduct Tenant's business under the Trade Name set forth in the Reference Provisions, which Tenant represents that it has a right to use. So long as 75% of the in-line tenants are also obligated to be open for business to the public during such hours, Tenant further agrees to keep open the Leased Premises and operate its business at the hours and on the days and evenings of the week determined from time to time by Landlord in Landlord's sole and absolute discretion. A vacation or abandonment of other premises by any other tenant, occupant or anchor in the Shopping Center shall not release Tenant from its obligations under this Lease, notwithstanding anything to the contrary contained in this Lease.

If Tenant shall request Landlord's approval to open the Leased Premises for business for periods other than as set forth above and Landlord shall approve such request (which approval shall be in Landlord's sole and absolute discretion), Tenant shall pay for any additional costs incurred by Landlord in connection with such extended hours, including but not limited to the cost of security, heating, ventilating and air-conditioning the Leased Premises and the Joint Use Areas required in order to access the Leased Premises, and any extra maintenance and/or repair to the Joint Use Areas required as a result of such extended operating period. Additionally, Tenant shall be responsible for any such extraordinary additional maintenance, security or other costs which are incurred by Landlord as a result of Tenant's use of the Leased Premises during normal operating hours.

(b) The parties agree that because of the difficulty or impossibility of determining Landlord's damages, if Tenant fails to keep open the Leased Premises and operate its business during the hours and on the days and evenings of the week determined by Landlord, in addition to and not in lieu of Landlord's other rights and remedies, Tenant shall pay Landlord liquidated damages of $150 per hour or fraction of the hour, as the case may be, that Tenant fails to keep open and operate the Leased Premises and operate its business. Landlord and Tenant agree that this amount represents a reasonable estimate of the damages that Landlord would suffer.

## ARTICLE 26 - Rules and Regulations

Tenant shall require its employees, agents and contractors to comply with the rules and regulations made by Landlord from time to time regarding the operation of the Shopping Center or the Leased Premises including, but not limited to, the following:

(a) Tenant shall not put on the glass and supports of the windows (nor within 24 inches of any window), doors or exterior walls of the Leased Premises any signs, advertising placards, names, insignias, trademarks or descriptive material. Notwithstanding the foregoing, Tenant may place with Landlord's consent its store hours, standard logo and/or its URL (using 6 inch letters) on the storefront window. No signs or other items shall be placed within the Leased Premises if they materially obstruct a view of the Leased Premises. Tenant shall not place vents, structures, improvements or obstructions on the exterior of the Leased Premises without Landlord's written consent. Landlord shall have the right, upon 48 hours notice to Tenant~~without giving notice to Tenant~~ and without liability, to restore the Leased Premises and remove property from the Leased Premises unless the size, type, color, location, copy, nature and display qualities of the property were approved by Landlord in writing. The cost of the restoration and removal of property shall be paid for by Tenant promptly upon receipt of a bill. Tenant shall not place a sign on the roof of the Leased Premises notwithstanding anything in this Lease to the contrary. The terms of ARTICLE 26 to the contrary notwithstanding, Tenant shall have the right with Landlord's consent to display its seasonal and promotional display signs within the interior of the Premises and in its display window's and sign holders and may install a sign for its website in small vinyl or painted letters on the display windows, provided, however, such signs shall be of a professional quality, and, in the event any such sign displayed by Tenant is of an unprofessional quality or is inconsistent with the operation of a first-class regional shopping center, then and in that event, Tenant shall immediately remove such sign(s) upon the verbal request of Landlord or Landlord's on-site representative.

(b) No awning or other projections shall be attached to the outside walls of the Leased Premises or the Shopping Center without the written consent of Landlord.

(c) Loading and unloading of goods shall be done only at the times, in the areas and through the entrances designated by Landlord.

(d) Garbage shall be kept in the kind of container approved by Landlord's fire and casualty consultants and shall be removed and deposited daily in mass disposal containers in the manner prescribed from time to time by Landlord. Landlord shall provide or designate a service for collection of garbage from designated mass disposal containers.

(e) Except solely for Tenant's own internal operations use within the Leased Premises, no radio or television aerials or other receivers and/or equipment, infrared transmitters/receivers, cabling, telecommunications systems

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(including but not limited to switching, relay, hub or booster systems) shall be erected or placed within the Leased Premises or on the roof or walls (interior or exterior) of the Leased Premises or the Shopping Center without the written consent of Landlord, which may be withheld in Landlord's sole discretion. If Landlord's consent is not received, anything erected or placed on the roof or elsewhere within the Shopping Center may be removed, without notice, and any damage to the walls or roof or elsewhere within the Shopping Center shall be the responsibility of Tenant. Tenant's access to the roof is limited to the maintenance of equipment installed with Landlord's approval and inspections for damage. Tenant shall not go on the roof without the written approval of Landlord.

(f) No loudspeakers, televisions, phonographs, radios, flashing lights, machinery or other devices shall be heard or seen outside of the Leased Premises without the prior written consent of Landlord.

(g) No auction, fire, bankruptcy or selling-out sales shall be conducted without the written consent of Landlord.

(h) Tenant shall keep its display windows and signs illuminated every day of the Term during the hours designated by Landlord.

(i) Areas immediately adjoining the Leased Premises shall be kept clear by Tenant, and Tenant shall not place nor permit obstructions, garbage, refuse, improvements, merchandise or displays in those areas.

(j) Tenant and its employees shall not park motor vehicles in parts of the parking area which may be designated for customer parking. Tenant shall furnish Landlord the state automobile license numbers assigned to the vehicles of Tenant's employees within 5 days after request by Landlord. Tenant shall notify Landlord of changes to the numbers within 5 days after the changes occur. If Tenant or Tenant's employees continue to park in the customer parking areas, after notice is given to Tenant by Landlord, Landlord may, in addition to any other remedies Landlord may have, charge Tenant $25 per day, for each day or partial day, per vehicle parked in the customer parking areas, attach violation stickers or notices to the vehicles and have the vehicles removed at Tenant's expense.

(k) Tenant shall use the pest extermination contractor that Landlord may choose, and when Landlord requires Tenant to do so. Tenant shall not keep or permit any animals in the Leased Premises, unless expressly allowed by in this Lease, or unless used by disabled persons.

(l) If Landlord installs a central music system in the Shopping Center, and Tenant desires to purchase another music system, Tenant may, at ~~Landlord's~~ Tenant's option, purchase the system from Landlord (provided Landlord's charge is competitive with any similar service available to Tenant).

(m) Tenant shall not carry on any trade or occupation or operate any instrument, apparatus or equipment which emits an odor or causes a noise outside the Leased Premises or which is offensive.

(n) Tenant shall not put temporary signs or fixtures (including portable trade fixtures, displays and folding tables) for the display of merchandise within ~~3 feet~~ 1 foot of either side of any entrance to the Leased Premises. Merchandise displays shall not extend beyond the frontage line of the Leased Premises.

(o) Tenant shall store and stock in the Leased Premises only goods, wares, merchandise and other property necessary for the conduct of Tenant's business.

(p) Tenant shall not use or permit the Leased Premises to be used for living, sleeping, residential or lodging purposes.

(q) Tenant shall not use the plumbing for a purpose other than that for which it is constructed. No grease or foreign substance shall be put in the plumbing, and the expense of any resulting breakage, stoppage or damage (whether on or off the Leased Premises) shall be borne by Tenant.

(r) Tenant shall not in the Joint Use Areas:

(i) vend, peddle or solicit orders for sale or distribution of any merchandise, device, service, periodical, book, pamphlet or other matter;

(ii) exhibit any sign, placard, banner, notice or other written material;

(iii) distribute any circular, booklet, handbill, placard or other material;

(iv) solicit membership in any organization, group or association or contribution;

(v) parade, patrol, picket, demonstrate or engage in conduct that might interfere with or impede the use of the Joint Use Areas by any customer, invitee or employee, create a disturbance, attract attention or harass, annoy, disparage or be detrimental to the interest of any of the other tenants;

(vi) use the Joint Use Areas for any purpose when none of the retail establishments within the Shopping Center are open for business;

(vii) panhandle, beg or solicit funds; nor

(viii) solicit business.

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(s) Tenant shall have the responsibility for protecting the Leased Premises from theft, robbery and pilferage, and shall keep non-customer doors locked. (t) No symbol, design, name, mark or insignia adopted for or used by Landlord in the Shopping Center shall be used by Tenant without the prior written consent of Landlord. (u) In the event Tenant requires the use of telecommunication, high-speed network or data transmission services from the Leased Premises, Landlord may require Tenant to contract for such services through Landlord or one of Landlord's designated service providers, provided that the cost thereof is comparable to that available to Tenant fi"mn another provider, given a comparable level and quality of service aud equipment. Landlord's liability relative to such services shall be the same as that for provision of utilities as set forth in Article 16(g). Landlord shall have all remedies provided in this Lease for the breach of any of the provisions of ARTICLE 26. Tenant agrees to pay Landlord, upon demand, in addition to and not in lieu of Landlord's other remedies, $70 per violation of any of the rules and regulations. Landlord shall have the right to grant variances of the rules and regulations, and shall enforce the rules and regulations at its sole discretion. ARTICLE 27- Eminent Domain (a) If the entire Leased Premises is appropriated or taken under eminent domain by any public or quasi-public authority, this Lease shall terminate on the date of the taking. Landlord and Tenant shall be released from liability accruing after that date. If more than 25% of the square footage of floor area (including a mezzanine, if any) of the Leased Premises is taken under eminent domain by any public or quasi-public authority, or if because of the appropriation or taking, regardless of the amount taken, the remainder of the Leased Premises is not usable for the purposes specified in Reference Provision 1.03, either Landlord or Tenaut shall have the right to tenninate this Lease as of the date Tenant is required to vacate a portion of the Leased Premises which has been taken, by giving notice to the other in writing within 60 days after the date ofthe taking. Landlord and Tenant shall be released from liability accruing after that date. (b) Whether or not this Lease is terminated, Landlord shall be entitled to the entire award or compensation and any pmiion of any compensation awarded for the diminution in value of the leasehold interest or fee of the Leased Premises, but Tenaut's right to receive compensation or damages for Tenant's fixtures and tangible personal property and relocation expenses shall not be affected. If this Lease is terminated, rental, additional rental and other charges for the last month of Tenant's occupancy shall be prorated, and Landlord shall refund to Tenant rental, additional rental or other charges paid in advance. (c) If Landlord and Tenant elect not to tenninate this Lease, Tenant shall remain in the portion of the Leased Premises which has not been appropriated or taken. Landlord agrees, at Landlord's cost and expense, to restore the remaining portion of the Leased Premises to the quality and character that existed prior to the appropriation or taking as soon as reasonably possible. The Minimum Annual Rental shall be adjusted, on an equitable basis, taking into account the relative value of the portion taken compared to the portion remaining. A voluntary sale or conveyance in lieu of condemnation, but under threat of condemnation, shall be an appropriation or taking under eminent domain. Tenant shall not have a claim against Landlord because of a taking. ARTICLE 28- Attorneys' Fees If, during the Term or afterwards, either party institutes an action, proceeding or counterclaim against the other relating to this Lease, or a default, the unsuccessful party shall reimburse the successful party for the total amount of court costs, expenses and reasonable attorneys' fees actually incuned, the parties waiving any statute, rule of law or public policy to the contrary. The parties agree to confum this agreement in writing at the start ofthe action, proceeding or counterclaim. The giving of a notice of default by Landlord shall constitute part of an action or proceeding under this Lease, entitling Landlord to reimbursement of its reasonable expenses of attorneys' fees and disbursements, even if an action or proceeding is not commenced in a court of law and whether or not the default is cured. This ARTICLE 28 shall survive the expiration or tennination of this Lease. ARTICLE 29- Sale of Leased Premises by Landlord In the event of the sale or exchange of the Leased Premises or the Shopping Center and the assignment of this Lease, Landlord shall be relieved of all liability for the covenants and obligations in or derived from this Lease, or arising out of any act, occurrence or omission relating to the Leased Premises or this Lease. The covenants, representations and obligations of Landlord shall be binding on Landlord only during the period that Landlord has an ownership interest in the Shopping Center.

ARTICLE 30- Notices Notices and demands shall be given in writing by personal delivery or sent by national overnight courier service, certified mail or by nationally recognized ovemight courier service, addressed to Landlord and to Tenant at the addresses specified in the Reference Provisions or at the addresses which were last specified by notice by Landlord or Tenant. Notices or demands shall be deemed to have been given, made or communicated on the date they were received or refused after being deposited io the United States mail as certified matter or overnight courier service, with postage fully prepaid. ARTICLE 31- Remedies All rights and remedies of Landlord and Tenant under this Lease or at law are cumulative, and the exercise of one or more rights or remedies shall not exclude or waive the right to the exercise of any others. All rights and remedies may be exercised and enforced concun·ently, whenever and as often as desirable. ARTICLE 32- Successors and Assigns All covenants, promises, conditions, representations and agreements shall be bindiog upon, apply and ionre to Landlord and Tenant and their heirs, executors, administrators, successors and assigns. The provisions of ARTICLE 21 hereof shall not be affected by this ARTICLE 32. ARTICLE 33- Representations Tenant agrees that Landlord, its employees and agents have made no representations, ioducements or promises about the Leased Premises, the Shopping Center or this Lease, or about the characteristics or conditions regarding or pertaining to the Leased Premises or the Shopping Center, unless the representations, inducements and promises are io this Lease. Tenant has iodependently iovestigated the potential for the success of its operations io the Shopping Center. Therefore, uo claim or liability, or cause for termioation, shall be asserted by Tenant agaiost Landlord, its employees and agents, for, and they shall not be liable because of, the breach of any representations, inducements or promises not expressly in this Lease. Any claim, demand, right or defense by Tenant which is based upon or arises io connection with this Lease or the negotiation of this Lease prior to its execution shall be barred unless Tenant commences an action or ioterposes a legal proceeding or defense within 1 year after the date of the inaction, omission or occurrence of the event, or the action to which the claim, demand, right or defense relates. ARTICLE 34- Waiver The failure by Landlord or Tenant to insist upon strict perfonnance by the other of any of the covenants, conditions, provisions, rules and regulations and agreements in this Lease, or to exercise a right, shall not be a waiver of any rights or remedies and shall not be a waiver of a subsequent breach or default. A sun·ender of the Leased Premises shall not occur by Landlord's acceptance of rental or by other means unless Landlord accepts the surrender in writing. A payment by Tenant or receipt by Landlord of an amount less than the monthly rental shall not, nor shall the endorsement, statement, check, letter accompanying a check or payment of rental, be an accord and satisfaction. Landlord may accept a check or payment without prejudice to its right to recover the balance of rental due and pursue any other remedy. A waiver by Landlord for one tenant shall not constitute a waiver for another tenant. ARTICLE 35- Holding Over If Tenant remaios io possession of the Leased Premises after the expiration of the Term without a new lease (even if Tenant has paid and Landlord has accepted rental), Tenant shall be deemed to be occupying the Leased Premises as a tenant from month to month, subject to the covenants, conditions and agreements of this Lease. The monthly rental shall be computed based on l50% of the monthly rental payable to Landlord duriog the last 12 month period of the Tenn. If Tenant fails to surrender the Leased Premises on the termination of this Lease, Tenant shall, in addition to other liabilities to Landlord, iodenmify, defend and hold Landlord hannless fi·om loss and liability resultiog from that failure iocluding, but not limited to, claims made by a succeeding tenant. The exercise of Landlord's rights shall not be ioterpreted to allow Tenant to contioue in possession, nor shall it be deemed an election to extend the Term beyond a month-to-month basis. If Landlord, in its sole discretion, determioes to pe1mit Tenant to remain in the Leased Premises on a month-to-month basis, the month-to-month tenancy shall be tennioable on 30 days prior written notice given by either party to the other party.

**ARTICLE 36 - Interpretation**

Only the relationship of Landlord and Tenant is created by this Lease. No provision of this Lease or act of either party shall be construed to create the relationship of principal and agent, partnership, or joint venture or enterprise.

**ARTICLE 37 - Advertising and Promotional Service**

As part of Operating Expenses, Landlord may furnish and maintain professional advertising, marketing and sales promotions which are intended to promote the Shopping Center and/or benefit sales therein. Such advertising and promotion services may be provided in whole or in part by a 3rd party provider or by Landlord or by an affiliate, subsidiary or other related company of Landlord. The nature and extent of such advertising and sales promotion services shall be within Landlord's sole and absolute discretion, and the portion of Minimum Annual Rental and/or Operating Expenses Payment used by Landlord for such advertising and sales promotion services as set forth in Article 17 shall constitute the entire obligation of Tenant to contribute to the cost of such services. ~~Tenant shall pay Landlord the initial assessment specified in the Reference Provisions, for advertising and promotional activities, in a lump sum within 10 days after demand.~~

**ARTICLE 38 - Quiet Enjoyment**

Landlord has the right, power and authority to enter into this Lease. Tenant, or any permitted assignee or sublessee of Tenant, upon the payment of the rental and performance of Tenant's other covenants, shall and may peaceably and quietly have, hold and enjoy the Leased Premises during the Term. This covenant shall be construed as a covenant running with the land. It shall not be construed as a personal covenant of Landlord.

**ARTICLE 39 - Waiver of Redemption**

Tenant waives any right of redemption if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Leased Premises because of the default of Tenant or otherwise. The rights given to Landlord are in addition to rights that may be given to Landlord by statute or otherwise.

**ARTICLE 40 - Fees**

Tenant warrants and represents that it has not had negotiations with or dealt with a realtor, broker or agent in connection with this Lease. ~~Tenant~~ Each party agrees to pay and hold ~~Landlord~~ the other harmless from the cost, expense or liability (including the costs of suit and reasonable attorneys' fees) for compensation, commissions or charges claimed by a realtor, broker or agent regarding this Lease.

**ARTICLE 41 - Tenant's Property**

Except for the willful misconduct of Landlord, its agents or employees, Landlord, its agents and employees shall not be liable, and Tenant waives all claims, for damage to persons, property and Tenant's business sustained by Tenant (or anyone claiming through Tenant) located on the Leased Premises. Property kept or stored on the Leased Premises shall be kept or stored at the sole risk of Tenant, and Tenant shall indemnify, defend and hold Landlord harmless from any claims arising out of damage to the same or damage to Tenant's business, including subrogation claims by Tenant's insurance carrier.

**ARTICLE 42 - Lease Status**

Within 10 days of Landlord's written request, Tenant shall without charge execute, acknowledge and deliver to Landlord an instrument required under this Lease or an instrument prepared by Landlord containing the Rental Commencement Date and Expiration Date of this Lease, and if true, that (a) this Lease is a true copy of the Lease between the parties, (b) there are no amendments (or stating the amendments), (c) the Lease is in full force and effect and that, to the best of Tenant's knowledge, there are no offsets, defenses or counterclaims of rental or in the performance of the other covenants and conditions to be performed by Tenant, (d) no default has been declared by either party and that Tenant has no knowledge of any facts or circumstances which it believes would constitute a default by either party and (e) any other matters reasonably requested by Landlord. ~~Tenant shall remain liable to Landlord for damages sustained by Landlord because of the failure by Tenant to execute, acknowledge and deliver the instrument. The failure of Tenant to execute, acknowledge and deliver the instrument shall be an acknowledgment by Tenant that the statements contained in the instrument are correct.~~ Anyone transacting with Landlord shall have the right to rely on the accuracy of the statements contained in the instrument~~, whether it is signed by Tenant or deemed acknowledged by Tenant pursuant to this ARTICLE 42~~.

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ARTICLE 43- Recording Tenant shall not record this Lease, a memorandum, "short form" or other reference to this Lease, without the written consent of Landlord. ARTICLE 44- Force Majeure If either party is delayed, hindered or prevented from the perfonnaoce of an obligation because of strikes, lockouts, labor troubles, the inability to procure materials, power failure, restrictive governmental laws or regulations, riots, insurrection, war or another reason not the fault of the party delayed, but not including fmancial inability, the performance shall be excused for the period of delay. The period for the pelformance shall also be extended for a period equal to the period of delay. Tenant shall not be excused from the prompt payment of rental, additional rental or other payments. It shall be a condition of Tenant's right to claim an extension that Tenant notify Landlord, in writing, within 10 days after the occurrence of the cause, specifying the nature of the cause and the period oftime necessary for perfonnance. ARTICLE 45- Construction of Lease Tenant has read and understands this Lease. The rule of construction that a document should be construed most strictly against the party which prepared the document shall not be applied, because both parties have participated in the preparation of this Lease. ARTICLE 46 Security Deposit ARTICLE 47- Captions Captions are for convenience and reference only. The words contained in the captions shall not be deemed to explain, modify, amplify or aid in the interpretation, construction or meaning of this Lease. The use of masculine or neuter genders shall include the masculine, feminine and neuter genders. The singular form shall include the plural if the context requires. "Landlord" and "Tenant" means "Landlord" and "Tenant" and "their agents and employees", unless the context requires otherwise. ARTICLE 48- Severability If any provision of this Lease or any paragraph, sentence, clause, phrase or word is judicially or administratively held invalid or unenforceable, that shall not affect, modify or impair any other paragraph, sentence, clause, phrase or word. The parties acknowledge that certain charges, fees and other payments are deemed 11 additional rental" in order to enforce Landlord's remedies, and shall not be construed to be ''rent11 if rent controls are imposed.

ARTICLE 49- Objection to Statements Tenant's failure to object to a statement, invoice or billing within one year after receipt shall constitute Tenant's acquiescence. Tenant shall be required to provide Landlord with a specific and detailed list of Tenant's objections at the time Tenant makes its objection to Landlord. The statement, invoice or billing shall be an account stated between Landlord and Tenant. ARTICLE 50- Liability of Landlord Landlord's liability under this Lease or arising out of the relationship of the parties shall be limited to Landlord's interest in the Shopping Center. Judgments rendered against Landlord shall be satisfied solely out of the proceeds of the sale of Landlord's interest in the Shopping Center which have been received by Landlord. No personal judgment shall apply against Landlord upon extinguishment of its rights in the Shopping Center. A personal judgment shall not create a right of execution or levy against Landlord's assets. The provisions of this ARTICLE 50 shall inure to Landlord's successors and assigns. These provisions are not designed to relieve Landlord from the performance of its obligations under this Lease, but to limit the personal liability of Landlord in case of a judgment against Landlord. Tenant's right to obtain injunctive relief or specific performance or to have any other right or remedy which may be awarded Tenant by Jaw or under this Lease shall not be limited however. No personal liability is assumed by nor shall at any time be enforceable against Landlord. ARTICLE 51 -No Option The submission of this Lease is not a reservation of or option for the Leased Premises or any other space in the Shopping Center, and vests no right in Tenant. This Lease shall become effective only upon proper execution and delivery by the parties. ARTICLE 52- Execution of Documents Tenant shall pay Landlord $400 (plus charges, if any, from Landlord's mortgagee) to reimburse Landlord for the administrative and legal expense for the review, preparation and processing of any document sent to Landlord at Tenant's request, whether or not the document is executed by Landlord. ARTICLE 53- Corporate Tenant If Tenant is or will be a corporation or partnership or limited liability company of any kind, the persons executing this Lease on behalf of Tenant covenant and represent that Tenant is a duly incorporated or duly qualified (if foreign) corporation or partoership, as the case may be (including without limitation a limited liability corporation and a limited liability partnership) and is authorized to do business in the State where the Shopping Center is located (evidence shall be supplied Landlord upon request). Tenant also covenants and represents that the person or persons, partoer or member executing this Lease on behalf of Tenant is (if a corporation) an officer of Tenant, and is (if a corporation or partnership of any kind) authorized to sign and execute this Lease. ARTICLE 54- Printed Provisions The printed provisions of this Lease and written or typed additions shall be given equal weight for the interpretation of this Lease. The deletion of any portion of this Lease shall not create an implication regarding the intent of the parties, and this Lease shall be read and interpreted as if the deleted portion had never been in this Lease. ARTICLE 55- Entire Agreement This Lease is the only agreement between the parties for the Leased Premises. An amendment, modification or supplement to this Lease shall not be effective unless it is in writing and executed by the parties. ARTICLE 56- No Third-Party Rights This Lease shall not confer rights or benefits, including third-party beneficiary rights or benefits to anyone that is not a named pruty to this Lease, including any individual, corporation, pmtnership, trust, unincmporated organization, governmental organization or agency or political subdivision.

## ARTICLE 57 - Financial Statements

(a) Tenant acknowledges that it has provided Landlord with its financial statement or annual report ("Statement") and represents that the Statement is a primary inducement to Landlord's agreement to lease the Leased Premises to Tenant. Landlord has relied on the accuracy of the Statement in order to enter into this Lease. Tenant represents that the information contained in the Statement is true, complete and correct in all material aspects. This representation is a precondition to the Lease.

(b) At the request of Landlord, unless Tenant is a publicly traded company, Tenant shall, not later than 30 days following such request, furnish to Landlord its most recent balance sheet for at least the most recent fiscal year, a statement of income and expense for that year and an opinion of an independent certified public accountant satisfactory to Landlord (or a certificate of the chief financial officer, owner or partner of Tenant) indicating the financial statement has been prepared in conformity with generally accepted accounting principles consistently applied and fairly present the financial condition and results of the operations of Tenant for that year.

## ARTICLE 58 - Other Locations

If during the Term: (a) Tenant, its parent, subsidiary, franchisor, or franchisee, the Guarantor of this Lease; (b) any person, firm, corporation or other entity having an interest in any of the above parties; or (c) any other person, firm or corporation controlling or controlled by Tenant or any of the above parties, shall directly or indirectly, either individually or as a partner, shareholder, agent, employee or otherwise, own, operate, maintain or have an affiliation, investment or interest in business **operating under the same trade name as and** similar to or in competition with the one operated at the Leased Premises within the radius specified in Reference Provision 1.20 as measured from the perimeter of the Shopping Center (except those carried on as of the Effective Date) then that shall constitute a default. ~~At Landlord's option, in addition to Landlord's other remedies~~ **As Landlord's sole and exclusive remedy**, the Net Sales from any other business within the specified radius shall be included in the Net Sales of the Leased Premises during each year. The Percentage Rental shall be computed on the aggregate of the annual Net Sales made on, in or from the Leased Premises and on, in or from any other business located within the radius. Tenant shall submit monthly sales statements and maintain records of the sales and transactions of the other business. Landlord shall have the right to examine and audit those statements and records as though they were made on, in or from the Leased Premises. A substantial increase in size or other substantial change in the business at locations in existence on the Effective Date, or change in location to a location within the radius, shall remove the exemption created for that location. "Radius" shall mean a geometric measurement and not the actual distance over roads. **This restriction shall not apply to any stores acquired by Tenant as part of an acquisition of multiple locations from another party.**

## ARTICLE 59 - Tenant's Failure

This Lease shall be governed by the laws of the State in which the Shopping Center is located and shall be deemed made and entered into in the county in which the Shopping Center is located. If Tenant fails to comply with and perform any of its covenants, conditions or agreements, Landlord shall have the right, but not be obligated, to perform the covenants, conditions or agreements. Tenant shall pay to Landlord on demand as additional rental, a sum equal to the amount spent by Landlord for the performance, plus 15% of such amount to defray supervision and overhead. If Landlord performs any covenants, conditions or agreements, Landlord, its agents or employees may enter the Leased Premises. That entry and performance shall not constitute an eviction of Tenant in whole or in part, nor relieve Tenant from the performance of the covenants, conditions and agreements. Landlord, its agents and employees shall not be liable for claims for loss or damage to Tenant or anyone claiming through or under Tenant.

## ARTICLE 60 - Ownership

(a) If the ownership of the Shopping Center is in a Real Estate Investment Trust, then Landlord and Tenant agree that Minimum Annual Rental, Percentage Rental and all additional rental paid to Landlord under this Lease (collectively referred to in this Section as "Rent") shall qualify as "rents from real property" within the meaning of Section 856(d) of the Internal Revenue Code of 1986, as amended (the "Code") and the U.S. Department of Treasury Regulations (the "Regulations"). Should the Code or the Regulations, or interpretations of them by the Internal Revenue Service contained in Revenue Rulings, be changed so that any Rent no longer qualifies as "rent from real property" for the purposes of Section 856(d) of the Code and the Regulations, other than by reason of the application of Section 856(d)(2)(B) or 856(d)(5) of the Code or the Regulations, then Rent shall be adjusted so that it will qualify (provided however that any adjustments required pursuant to this Section shall be made so as to produce the equivalent (in economic terms) Rent as payable prior to the adjustment).

(b) Any services which Landlord is required to furnish pursuant to the provisions of this Lease may, at Landlord's option, be furnished from time to time, in whole or in part, by employees of Landlord or Landlord's

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affiliates or by one or more third parties hired by Landlord or Landlord's atT!liates. Tenant agrees that upon Landlord's written request it will enter into direct agreements with the pruties designated by Landlord to provide such services, provided that no such contract shall result in Tenant having to pay, in the aggregate, more money for the occupancy of the Leased Premises under the terms of this Lease, or Tenant's receiving fewer services or services of a lesser quality than it is otherwise entitled to receive under the Lease.

The exhibits are incorporated by reference into this Lease.

If Tenant is a CORPORATION, the authorized signatory shall sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the president or vice president and attested by the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors provides otherwise. In that case, the bylaws or a certified copy of the resolution shall be attached to this Lease. The appropriate corporate seal must be affixed to the Lease.

TENANT:

RESPECT YOUR UNIVERSE, INC., a Nevada corporation

dba “RYU – Respect Your Universe”
By:	“Craig A. Brod”
Authorized Signatory

State of Oregon	)
County of Multnomah	)

On this 27th day of November, 2013, before me, a Notary Public in and for the County and State aforesaid, appeared Craig Brod, personally known to me to be the person who executed this instrument, an oath stated that he was authorized to execute the instrument, and acknowledged that he is the CEO of said Respect Your Universe, Inc. for the uses and purposes mentioned in the foregoing document.

IN WITNESS WHEREOF, I have hereto set my hand and seal the day and year first above written.

“Notarized”	“Notarized”
Signature	Printed Name

NOTARY PUBLIC in and for the Province of British Columbia

My Commission does not expire

LANDLORD:

WESTLAKE CENTER ASSOCIATES LIMITED PARTNERSHIP, a Washington limited partnership

By: GGP-WESTLAKE LIMITED PARTNERSHIP, a Maryland limited partnership, as managing general partner

By: GGP-SEATTLE, LLC, a Delaware limited liability company, its general partner

By:	“Martin J. Levine”
Authorized Signatory

State of Illinois	)
County of Cook	)

On this 10th day of December, 2013, before me, a Notary Public in and for the County and State aforesaid, appeared Martin J. Levine, personally known to me to be the person who executed this instrument, an oath stated that he was authorized to execute the instrument, and acknowledged that he is the Authorized Signatory of said Westlake Center Associates for the uses and purposes mentioned in the foregoing document.

IN WITNESS WHEREOF, I have hereto set my hand and seal the day and year first above written.

“Notarized”	“Notarized”
Signature	Printed Name

NOTARY PUBLIC in and for the State of Illinois

My Commission expires: 6/1/17

AFFIDAVIT

The undersigned has signed a Lease dated December 10, 2013, with WESTLAKE CENTER ASSOCIATES LIMITED PARTNERSHIP, a Washington limited partnership for the occupancy of Space No. 3045 Westlake Center. The Lease business terms were negotiated with TERRY MIGLIACCIO, as representative of the Landlord. No representative, agent or employee of the Landlord represented, suggested, promised or implied that the undersigned would be given an exclusive use in the Shopping Center for the operation of the business to be conducted in the Leased Premises, or that the Landlord would not lease space in the Shopping Center to a competing or other tenant. Nor has any representative, agent or employee of Landlord made any representations, inducements or promises about the Leased Premises or the entry into the Lease, unless expressly in the Lease. Nor has any representative, agent or employee made any representations, inducements or promises about the characteristics or conditions regarding or pertaining to the Leased Premises or the Shopping Center, unless expressly in the Lease. The undersigned has independently investigated the potential for the success of its operations in the Shopping Center and has not relied upon any representations, inducements or promises by Landlord’s representatives, agents or employees, other than those contained in the Lease.

TENANT:	RESPECT YOUR UNIVERSE, INC.
d/b/a:	RYU – Respect Your Universe

By:	“Craig A. Brod”

Its:	Chief Executive Officer

**EXHIBIT C**

**DESCRIPTION LANDLORD/TENANT WORK**

**ALL TENANTS**

**Westlake Center**
**Seattle, WASHINGTON**

**Subject to the provisions of the Lease,** Tenant accepts the Leased Premises in its "as-is" condition. Tenant, at Tenant's expense, shall complete any improvements that may be required for Tenant's use of the Leased Premises. If Tenant's design is not feasible with the existing utility locations, such as mechanical, electrical, plumbing or fire protection, any alterations to the existing utility locations shall be completed by Tenant at Tenant's expense, subject to Landlord's prior approval. All such work shall be in accordance with this Exhibit "C", the Tenant Criteria Manual and other information contained within the Tenant Package reference below. All work to be performed by Landlord in delivering the Leased Premises to Tenant shall be limited to those items expressly set forth in Exhibit "C" and Article 2 of the Lease, some of which may be performed by Landlord on behalf of, and for Tenant as is more fully described herein.

## A. TENANT PACKAGE

Tenant Package Landlord shall provide a "Tenant Package" to better identify the Leased Premises and provide details in describing conditions of the shell structure. This package may contain such items as:

a. Lease exhibit drawing indicating approximate Leased Premises.

b. Dimensional floor plan drawings, if available. Tenant shall not rely on such plans or drawings and must field-verify physical dimensions and existing conditions in the Leased Premises prior to and during Tenant Work (defined in ARTICLE 2 of the Lease).

c. Criteria Manual containing Tenant-required drawing submissions information, sign criteria, architectural, electrical and mechanical information necessary for the preparation of Tenant's plans, typical detail sheets, and other information.

d. By the execution of Tenant's Lease, Tenant acknowledges receipt of the Tenant Package and by this reference, it is incorporated in the Lease.

## B. TENANT PLAN SUBMITTAL REQUIREMENTS

1. Tenant Working Drawings
Tenant shall provide working drawings consisting of architectural, mechanical, electrical, plumbing, structural, life safety, specifications and supporting calculation data, prepared by a registered architect and licensed engineer of the state in which the Shopping Center is located as deemed necessary by Landlord. Refer to Tenant Package for details. Tenant agrees to comply with the schedule set forth in 2 below.

2. Tenant Plan Submittal & Additional Requirements

a. By the submittal date for preliminary plans and specifications specified in the Reference Provisions, Tenant agrees to notify Landlord of the identity and mailing address of the licensed architect engaged by Tenant for the preparation of plans for Tenant's Work. At the same time Tenant, at Tenant's expense, shall cause Tenant's architect to prepare and deliver to Landlord for Landlord's approval one (1) preliminary drawing submittal for Tenant's Work, adhering to the requirements as described in the Tenant Package.

b. If Tenant does not furnish Landlord with the identity of Tenant's architect or furnish Landlord with drawings and specifications by the required date, Landlord shall have the right, in addition to any other right or remedy it may have at law or in equity, to cancel and terminate this Lease by written notice to Tenant. Landlord shall in addition to all other remedies, be entitled to retain and have recourse to any bond, deposit or advance rental previously deposited by Tenant under this Lease as liquidated damages.

c. By the submittal date for final plans and specifications specified in the Reference Provisions, Tenant, at Tenant's expense, shall cause Tenant's architect to prepare and deliver to Landlord for Landlord's approval three (3) sets of final working drawings and specifications for Tenant's Work, adhering to the requirements as described in the Tenant Package.

d. Landlord shall review Tenant's drawings and specifications and notify Tenant within 15 days of their receipt if they do not meet with Landlord's approval. Tenant shall, within 10 days of the receipt of notification, revise and resubmit the drawings and specifications. When Landlord has approved Tenant's drawings and specifications, Landlord shall initial and return one (1) set of approved drawings to Tenant. That set shall show the date of Landlord's approval, and shall be made a part of this Lease as "EXHIBIT P."

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e. If any changes and/or revisions are made in Tenant's working drawings and specifications after Landlord's initial approval, Tenant shall deliver to Landlord one set of revised working drawings and specifications for additional approval. f. No approval by Landlord shall be valid unless signed in writing by Landlord or Landlord's representative. g. Tenant shall prepare its plans and perform Tenant's Work in compliance with Landlord's requirements, governing statutes, ordinances, regulations, codes and insurance rating boards. Landlord 1s approval does not relieve Tenant of its obligation to complete Tenant1S Work in accordance with the terms of the Lease, nor of the necessity of Tenant's compliance with the laws, rules, regulations and ordinances of local goveming authorities. h. Any approval by Landlord or Landlord's architect shall neither obligate Landlord in any manner whatsoever with respect to the finished product, design and/or construction by Tenant nor be deemed to be a modification or amendment to the provisions of the Lease. Any deficiency in design or construction, with or without prior approval of Landlord, shall be solely the responsibility of Tenant. Tenant shall be solely responsible for corrections in Tenant's Work and its working drawings and specifications required by governmental authority. i. Notwithstanding anything to the contrary contained in this Lease, wi. th respect of i. ts leasehold i.mprovemen ts, Tenant shall comply with the Americans with Disabilities Act of 1990 ("ADA"), and any amendment to the ADA, as well as applicable state, local laws, regulations, ordinances and independent inspections. Compliance will include, but not be limited to, the design, construction, and alteration of the leasehold i.mprovemen ts i.n the Leased Premises as well as access to, employment of and service to individuals covered by the ADA. Upon completion of work, Tenant's or Tenant's architect must supply to Landlord a letter, satisfactory to Landlord, stating that the Leased Premises have been designed and constructed in accordance with and are in compliance with the ADA. J. Within I 0 days after opening for business in the Leased Premises, Tenant shall provide Landlord with one set of 11 as-built11 drawings and specifications indicating the changes from EXHIBIT P made during the performance of Tenant's Work. As-built drawings shall accurately locate all underground utilities and equipment installed. As-built drawings shall be delivered to Landlord prior to fmal inspection of the Leased Premises. C. STRUCTURE 1. Building Shell a. Landlord shall provide a concrete floor slab within the interior of the Leased Premises at Tenant's expense. . Such concrete slab shall be installed in accordance with the requirements as described in the Tenant Criteria Manual. Any tenant whose requirements exceed the designed live load shall furnish Landlord with load infonnation prepared by a licensed structural engineer. At Landlord's option, Landlord may, at Tenant's expense, submit structural infonnation to its engineer for verification. b. Tenant is responsible for maintaining the integrity of the concrete slab. Any alterations to Landlord's slab shall be executed in accordance with the requirements described in the Tenant Criteria Manual. c. Upper and lower level suspended slab floor penetrations shall be core-drilled; no saw cutting or trenching is permitted. All t1oor penetrations shall be sleeved and sealed as required in the Tenant Criteria Manual. d. Structural modifications and or additions by Tenant to Landlord's structure is subject to Landlord's prior approval. Tenant shall submit structural calculations, which have been prepared by a licensed structural engineer, to Landlord for review by Landlord's engineer, at Tenant 1s expense. 2. Roof Penetrations

Roof penetrations by Tenant shall be held to a minimum. Penetrations, flashing and patching of the roofing system shall be made by Landlord's roofing contractor **(provided such contractor's costs are competitive)**, subject to Landlord's prior approval, at Tenant's expense. Any structural framing or structural calculations required by Landlord as a result of Tenant's roof penetrations shall be performed at Landlord's option by Landlord's contractor, at Tenant's expense. Any associated curbs, rails, skids, etc. which can impact the roof system shall be designed in accordance with the manufacturer's recommendations and installed by Landlord's approved roofing contractor, at Tenant's expense.

3. Waterproof Membrane
All food tenants, high water use tenants such as, beauty salons, pet stores, etc., lower and upper level tenants whose design includes water being present, such as in kitchens or restrooms, shall install and maintain a waterproof membrane approved by Landlord throughout the Leased Premises. A water test shall be performed by Tenant. Tenant is responsible for maintaining liquid-tight capacities of the floor and other boundaries of the Leased Premises.

4. Fireproofing
Landlord may provide, at its option, fire retardant material on its structure within the Leased Premises. Tenant shall be required to protect fireproofing and damage to fireproofing shall be repaired by Tenant as necessary to meet the requirements and recommendations of applicable code and local inspectors, at Tenant's expense.

## D. STOREFRONTS

1. Neutral Piers and Bulkhead
Landlord ~~may provide, at its option,~~ **shall provide** vertical neutral surfaces or structural columns at the lease line separating Tenant storefront construction from another adjacent space. ~~Tenant shall pay Landlord $200.00 for neutral piers and $6.50 per lineal foot of bulkhead soffit.~~ The storefront area will be left open for Tenant construction between the edges of the neutral surfaces and between the mall finished floor and the underside of the horizontal soffit.

2. Additional Storefront Requirements
   a. Landlord has established design criteria regulating materials and construction of the storefronts and signage so that tenant storefronts contribute to the overall design concept of the Shopping Center. In order to contribute to this theme, the overall storefront design must conform to the design criteria as described in the Tenant Criteria Manual. Landlord has the right to reject storefronts which do not meet the design criteria and to accept and approve unusual designs that deviate from the required criteria, all at Landlord's sole discretion.

   b. Tenant is responsible for constructing a complete storefront to the full height and for making a suitable attachment or termination of construction to the bulkhead soffit and proper closure against each neutral pier. Refer to Tenant Criteria Manual for details. Tenant shall be solely responsible for the repair of damage it causes to Landlord's finish material.

   c. Tenant's storefront shall be self-supporting. Limited lateral bracing is permitted from Landlord's structure. The storefront or any part of the interior cannot be suspended from Landlord's bulkhead framing or structure.

## E. DEMISING WALLS AND EXITS

1. Demising Walls
   a. Landlord shall provide light gauge metal studs or unfinished masonry separating the Leased Premises from adjacent space. ~~Tenant shall pay Landlord $10.00 per linear foot for demising partitions.~~

   b. Tenant is responsible for furnishing gypboard on all demising partitions and surfaces in accordance with code and as described in the Tenant Criteria Manual.

   c. Tenants are prohibited from allowing music or other sounds to emanate from their space into an adjacent Tenant space or into the mall common area. Tenants who generate sound levels greater than 40 decibels, or as otherwise deemed necessary by Landlord, shall insulate their space against sound transmission. Methods to prevent sound transmission must be thoroughly detailed on Tenant's plans and is subject to Landlord's approval, as described in the Tenant Criteria Manual.

   d. Tenant is responsible for providing Landlord with anticipated load and weight calculations for any wall hung fixtures. If Landlord deems necessary, Tenant shall provide backing and bracing support to demising walls to compensate for loading imposed by Tenant's wall-hung fixtures at Tenant's expense.

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e. Tenant is responsible for the construction of any wall in which an expansion joint occurs, the construction of such wall shall be in accordance with acceptable construction design practices and applicable codes.

2. Service Doors
Tenant is responsible for furnishing and installing a service door connecting to service corridors or mall exterior service areas. The door shall comply with applicable code requirements and Landlord requirements as described in the Tenant Criteria Manual. ~~In the event Landlord has installed any such doors, frames and hardware, then Tenant shall reimburse Landlord for the cost thereof at $1000.00 per door.~~

3. Exit Requirements
Tenant is responsible for providing all exit requirements and exit identifications within the Leased Premises in accordance with requirements of applicable code and subject to approval by the local building authority.

## F. INTERIOR FINISHES, FURNISHINGS AND EQUIPMENT

1. Floor Finish
Tenant is responsible for all floor finish covering materials for the Leased Premises and shall make a smooth, level transition with the mall floor at the lease line. In the event that Tenant is required to match Landlord's floor tile at Tenant's lease line and closure line, Tenant shall pay Landlord $22.00 per square foot for Landlord selected floor tile. Tenant shall protect and repair any damage to Landlord's floor finish material, at Tenant's expense.

2. Wall Finish
Tenant is responsible for the installation of finished walls on the demising partitions, including any necessary additional supports, wall blocking, fire tapping and wall finishes, at Tenant's expense.

3. Ceilings
Ceiling height limitations are created by existing conditions and floor-to-floor heights vary throughout the Shopping Center. Where building conditions permit, higher ceilings may be allowed with the written approval of Landlord. Any relocation of or modification to existing piping, conduit and/or ductwork necessitated by Tenant's installation of a ceiling shall be at Tenant's expense. If the area above the ceiling is a return air plenum, ceilings are required throughout the Leased Premises including, without limitation, stock and toilet rooms.

4. Access Panels
Tenant is responsible for providing access panels throughout the Leased Premises. Tenant shall at minimum provide 24" x 24" flush mount access panels in the ceiling within the Leased Premises at dampers, HVAC equipment and elsewhere as required by Landlord or as required by code in order to provide access to the equipment.

5. Furnishings and Equipment
Tenant is responsible for furnishing and installing all fixtures, furnishings, equipment, shelving, trade fixtures, leasehold improvements, interior decorations, graphics, signs, mirrors, coves and decorative light fixtures and other special effects, as first approved and permitted by Landlord and in accordance with all applicable federal, state, local laws, regulations and ordinances.

## G. SIGNAGE

1. Tenant Signage Submittal
    a. Tenant shall submit sign manufacturer's shop drawings to Landlord depicting sign, lettering dimensions, overall dimensions, color, materials, mounting details, quantities and location of the sign in relation to each elevation, as described in the Tenant Criteria Manual. Signs, permits and related or resulting construction shall be Tenant's responsibility. All signs shall be installed under the supervision of Landlord. The sign contractor shall repair any damage caused by its work.

    b. Landlord's final written approval is required prior to sign fabrication. Tenant shall not be permitted to open for business in the Leased Premises without a sign that has been approved in writing by Landlord and which conforms to applicable building and electrical codes.

2. Interior Signage Requirements
    a. No signage shall be applied to storefront or hung within 4'-0 from the lease line without Landlord's written approval. Refer to Tenant Criteria Manual for additional information.

    b. No signs shall be allowed beyond the lease line without Landlord's written approval.

    c. No flashing, action, moving or audible signs are permitted.

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d. No television or projection screens are permitted within 15 feet of the lease line without Landlord's written approval.

e. Signs may be vertical, horizontal, and be illuminated. Multiple signing may be permitted on multi-directional storefronts but only with Landlord's prior written approval.

f. The length of horizontal lettering shall not exceed 50% of the horizontal storefront length. The proportional ratio of the proposed signage length to the overall horizontal storefront length shall be left to the sole discretion of Landlord.

g. Landlord reserves the right to regulate signage location throughout the mall and near Anchor stores.

h. Wording is limited to the trade name of the store. Landlord shall review logos on a case-by-case basis.

i. Sign shall be on a timer set to illuminate during mall hours.

j. No sign manufacturer's identification, decals or registered trademark shall be permitted.

k. Tenant shall keep the sign in good repair at all times.

## H. HEATING VENTILATION AND AIR CONDITIONING

1. Landlord provided Heating, Ventilation and Air Conditioning System, "HVAC System"
Landlord may provide, at its option, the HVAC system to the Leased Premises, as defined in the Tenant Criteria Manual. Tenant is responsible for design and installation, at its sole expense, of the mechanical system within the Leased Premises from Landlord's distribution point.

2. Tenant provided Roof Top Unit, "RTU System"

a. Tenant may, at its sole expense, upon prior written approval of Landlord, install and operate a supplemental RTU System on the roof of the Shopping Center. The RTU System shall supplement, and not replace, any existing air conditioning unit, and shall be compatible with the Landlord-provided air conditioning system in all respects including, but not limited to, roof integrity, structure, air flow, electric load, life safety alarm system and utility capacity.

b. In the event Landlord does not provide the HVAC system, Tenant is required to design and install the RTU System to the Leased Premises as defined in the Tenant Criteria Manual.

c. Landlord may provide, at its option, universal roof supports for roof-mounted equipment. Tenant shall reimburse Landlord for all associated costs.

d. Tenant shall locate the RTU System and provide structural modifications in order to comply with the Shopping Center's structural load limits. Tenant shall submit structural calculations, which have been prepared by a licensed structural engineer, to Landlord for review by Landlord's engineer, at Tenant's expense. Landlord may require modifications to Tenant's design and construction.

e. Tenant shall not install or operate the RTU System without the prior written approval of Landlord. Tenant shall not enter the roof without prior permission from a representative of Landlord.

f. Tenant shall supply Landlord with maintenance agreements, plans and specifications for the installation and operation of the RTU System.

g. Notwithstanding anything to the contrary contained in the Lease, Tenant shall have no right to an abatement, deduction or set-off in rental if Tenant's RTU System is or becomes inoperable.

3. Additional Tenant Requirements

a. Tenant is responsible for providing the mechanical system within the Leased Premises, including but not limited to maintenance, supply metal ductwork, grilles, registers, electrical wiring, controls, heating, heat detection and circuitry necessary for the satisfactory operation of an air conditioning system. Refer to Tenant Criteria Manual for details.

b. Tenant is responsible for the design of all ductwork and accessories for air distribution in accordance with the procedures described in the American Society of Heating, Refrigerating, and Air Conditioning Engineering Guide ("ASHRAE"), and in accordance with the latest methods recommended in the Sheet Metal and Air Conditioning

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Contractors National Association ("SMACNA") low velocity duct manual, and as otherwise set forth by code.

c. In the event Landlord provides a pre-approved mechanical contractor, Tenant will be required to use Landlord's contractor for the purchase and installation of Tenant's HVAC unit, heating & cooling equipment and HVAC curb, all at Tenant's sole expense. Refer to Tenant Criteria Manual for details.

d. Tenant is responsible for providing the Leased Premises with its own thermostat(s) in accordance with the requirements of the Tenant Criteria Manual.

e. Tenant shall provide plans, specifications and calculations required in connection with the installation and operation of Tenant's HVAC System. Any review of the plans, specifications and calculations performed by Landlord or Landlord's engineer, as Landlord deems necessary, shall be at Tenant's expense.

f. Tenant is required to route HVAC condensation lines as directed by code and the mall on-site representative.

g. Tenant is responsible for providing Landlord copies of air test and balance reports upon completion of work.

h. Tenant shall reimburse Landlord, at Landlord's option, for any measurement system(s) required by Landlord for measuring Tenant's consumption of conditioned air.

i. Landlord may provide, at its option, a smoke evacuation and control system within the Leased Premises. ~~In the event Landlord provides a smoke evacuation and control system, Tenant shall pay Landlord $3.00 per square foot.~~

j. Tenants HVAC System and related rooftop equipment must be compatible with Landlord's life safety/ smoke exhaust system. Alterations to and interface with Landlord's life safety/smoke exhaust system shall be by Landlord's contractor at Tenant's sole expense.

k. Tenant may be required to provide and install, at Tenant's expense, heat or smoke detectors within the Leased Premises to shut down the heating, air conditioning and ventilation whenever an abnormal condition is detected. In addition, these devices may be required by local code authorities as part of the fire prevention smoke removal system. Refer to Tenant Criteria Manual for details.

l. Landlord shall have the right to require Tenant to cease operation of the Tenant's HVAC System if it is causing damage to any of the structural or mechanical elements of the Shopping Center, interfering with or diminishing any service provided by Landlord or others, or interfering with any other tenant's business.

## I. TOILET EXHAUST SYSTEM

a. Landlord may provide, at its option, a common toilet exhaust system to the Leased Premises, as defined in the Tenant Criteria Manual. Tenant shall design and install a toilet exhaust system and connect to Landlord's exhaust duct system within the Leased Premises.

b. In the event Landlord does not provide the common toilet exhaust system, Tenant is required to design and install the exhaust system for the Leased Premises, per code and as defined in the Tenant Criteria Manual.

## J. SPECIAL EXHAUST AND MAKE-UP AIR SYSTEMS

1. Special Exhaust Systems
Odors produced by tenants such as food service, beauty salons, pet shops, etc. must be exhausted to the atmosphere through a tenant-furnished exhaust system. Tenant shall design and install an engineered exhaust and make-up air system to maintain a negative pressure in the Leased Premises to keep odors from disturbing Landlord, customers and other tenants. The location and minimum distance of exhaust fans from any air intakes shall be as directed by Landlord and in accordance with applicable code. Refer to Tenant Criteria Manual for details.

2. Make-Up Air Systems
Make-up air systems as referenced in 1 above shall be furnished and installed by Tenant, upon Landlord's approval, utilizing secondary mall air. If Tenant uses more than 10% of Landlord's air supply for Tenant's special exhaust system, Tenant shall be responsible for an adjusted operating charge.

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3. Exhaust Discharge

a. Tenant is responsible for providing mushroom-type exhaust discharge outlets. All roof-mounted equipment shall be approved by Landlord and installed on curbs per the specifications in the Tenant Criteria Manual. All roof flashing shall be performed by Landlord's roofing contractor at Tenant's expense. Projections above 3'-0" will require approval by Landlord and may require additional screening by Tenant.

b. Tenant shall provide a residue trough grease containment system, approved by Landlord, on all roof-mounted grease exhaust discharge equipment. The containment system shall be cleaned and replaced on a regular basis.

4. Damper Control and Interlock

Tenant shall provide damper controls with automatic fan shutdown and interlock to maintain the original design air balance approved by Landlord and in accordance with applicable code. The control system must be able to shut down its fans in case of fire.

## K. UTILITIES

1. Electric Service

a. Landlord shall provide the main electric distribution system as more fully described in the Tenant Criteria Manual.

b. Landlord may provide, at its option, an empty electrical conduit to the Leased Premises and associated electrical equipment serving the Leased Premises. ~~In the event Landlord provides electrical conduit and equipment, Tenant shall pay Landlord $800.00 for the empty electrical conduit and $2,500.00 for electrical equipment.~~

c. ~~In the event Landlord provides a Cable Tap Box assembly ("CTBA") switch terminal to the Leased Premises, Tenant shall pay Landlord $2,500.00.~~

d. Landlord will furnish electric service within the Leased Premises of not more than 15 watts per square foot. Tenant's electrical requirements for the space shall be determined from Tenant's electrical engineering plans in accordance with the National Electrical Code ("NEC"). If the electrical service described above exceeds the minimum electric service required by the NEC and as Tenant's plans indicate, Tenant shall relinquish to Landlord such excess service. Electrical system within the Leased Premises shall be "as-is" with all electrical upgrades and modifications by Tenant at Tenant's expense, upon Landlord's approval.

2. Tenant Electrical Requirements

a. Tenant is responsible for providing a complete electrical system from Landlord's distribution point within the Leased Premises. This shall include, but not be limited to, all necessary labor, branch and main circuit breakers, panels, transformers, connection to HVAC power supply, temperature controls and connection to Landlord's smoke detector or smoke evacuation system, if required.

b. Tenant shall pull copper conductors in conduit and make final connections at Landlord's electrical distribution panel. Conductors shall be continuous with no splices between the switchgear in the distribution room and panels within the Leased Premises.

c. Tenant's electrical engineer shall include an electrical riser line diagram and a complete electrical panel schedule (quantities and sizes of lamps, appliances, signs, water heaters, etc.), indicating individual and total demand of all electrical loads.

d. Electrical materials and equipment shall be new and installed per code and shall bear the Underwriters Laboratories label. All wire must be copper.

e. Lighting fixtures shall be furnished and installed by Tenant, and shall be of a type approved by applicable codes. Recessed fixtures in furred spaces shall be connected by a flexible metal conduit and run to a branch circuit outlet box which is independent of the fixture. Fluorescent ballast shall have individual non-resetting overload protection.

f. Panel board furnished and installed by Tenant for lighting and power within the Leased Premises shall be equal to type NLAB class panels, and shall meet the requirements of applicable code.

g. A floor-mounted transformer shall be furnished and installed by Tenant, as required.

3. Water Service

Landlord may provide, at its option, a cold water supply line at or near the boundary of the Leased Premises. The water service will terminate with a valve connection. Tenant shall pay Landlord $300.00 per valve connection.

4. Sanitary Service

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Landlord may provide, at its option sanitary sewer stubs at or near the boundary of the Leased Premises. ~~Tenant shall pay Landlord $1,000.00 per sanitary sewer stub.~~

5. Vent Stub

Landlord ~~may provide, at its option,~~ **shall provide** plumbing vent stacks throughout the Shopping Center. ~~Tenant shall pay Landlord $500.00 per vent connection.~~

6. Tenant Plumbing Requirements

a. Tenant is responsible for providing a complete plumbing system from Landlord's point of service within the Leased Premises. This shall include, but not be limited to, all necessary labor, connections to supply stubs, piping, vents, clean-outs, fixtures, etc. necessary for the satisfactory operation of a plumbing system.

b. Lower Level - Tenant is responsible for connecting to Landlord's sewer stubs where provided. Upper Level - Tenant is responsible for providing the floor penetrations for connecting plumbing to sanitary sewer stubs. All floor penetrations shall be sleeved and sealed as required in the Tenant Criteria Manual to prevent the penetration of odors or liquids to any space below the Leased Premises. Floor penetrations shall be core-drilled; no saw cutting is permitted. All horizontal sanitary sewer lines shall be installed above the ceiling of a lower level tenant and the lines shall be insulated to prevent condensation.

c. Tenant is responsible for providing cleanouts in accordance with applicable codes.

d. Where more than one tenant is required to attach to a single sanitary and/or vent stub, the first installing tenant shall install a plugged "Y" branch fitting for future connections, at that tenant's expense. Tenant shall run piping to the nearest stack and connect to the opening provided by Landlord.

7. Water Meter

Tenant is responsible for connecting at the point of service and installing an accessible water meter or accessible remote readout, and extending service according to Tenant's requirements, in accordance with Code and the Tenant Criteria Manual.

8. Water Heaters

Tenant is responsible for providing electric water-heaters for domestic water usage in the Leased Premises. Electric water-heaters shall be automatic and shall be limited to 12-gallon capacity or as per code. Water heaters must have a pressure relief valve discharge piped to the nearest drain in the Leased Premises.

9. Toilet Facilities

Tenant is responsible for providing toilet facilities in compliance with ADA within the Leased Premises, and shall provide and maintain a Landlord approved waterproof membrane, at Tenant's expense. A minimum of one water closet, one lavatory and one cleanout, in accordance with code, is required in the Leased Premises. Food court tenants shall not be subject to this requirement unless required by applicable code. Upper level tenants shall not place toilet facilities over Landlord's electrical service room.

10. Natural Gas Service

If natural gas service is available from the local utility company, Landlord shall arrange for the installation of the meter banks and mains at the designated locations throughout the Shopping Center. Landlord may provide, at its option, a natural gas line to the Leased Premises. ~~Tenant shall pay Landlord $2,000.00 for natural gas line.~~ All piping, associated work and meter for extension of services to the Leased Premises shall be provided by Tenant, at Tenant's expense, in accordance with applicable code, and subject to Landlord's approval.

11. Telephone

Landlord shall arrange with the telephone company to install telephone service to the main telephone terminal. Landlord ~~may provide, at its option,~~ **shall provide** a raceway from the main telephone terminal to the Leased Premises. All telephone work for extension of services to the Leased Premises shall be provided by Tenant, at Tenant's expense, in accordance with applicable code, and subject to Landlord's approval.

## L. ~~SPECIAL FOOD TENANT REQUIREMENTS~~

~~1. Food Preparation Extinguishing Systems~~

~~a. Tenant shall design and install automatic extinguishing equipment in accordance with the National Fire Protection Association Standard latest edition. The extinguishing system shall be an Underwriters Laboratories approved pre-engineered system with the following features:~~

~~i. Protection of the hood and duct;~~

~~ii. Surface protection for deep fat fryer, griddle, broiler and range;~~

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M. FIRE PROTECTION SYSTEM 1. Tenant Sprinkler System a. Landlord shall provide a complete wet sprinkler fire protection grid system within the Leased Premises b. Landlord shall provide a blind flange connection for Tenant's sprinkler system stubbed in the Leased Premises.  c. Tenant shall design and install an engineered wet sprinkler fire protection system within the Leased Premises. In the event Landlord provides a pre-approved sprinkler contractor Tenant will be required use Landlord's contractor for such work at Tenant's expense. d. Tenant's fire protection system shall comply with the requirements of the applicable building codes, fire marshal and be approved by Landlord's insurance canier. Any modifications or additions to the sprinkler system, main relocation, or installation of any necessary sprinkler heads shall be engineered, fabricated and installed by Tenant at

Tenant's expense. Refer to Tenant Criteria Manual for details. e. Tenant's sprinkler drawings and hydraulic calculations shall be prepared by a licensed engineer of the state in which the Shopping Center is located. Drawings are subject to Landlord's approval. f. Tenant shall pay Landlord $350.00 per shutdown for Tenant's sprinkler system tie-in to Landlord's sprinkler system. 2. Tenant Fire System a. Landlord shall provide a connection for a fire alarm system within or adjacent to the Leased Premises.  In the event Landlord completes fmal fire alarm system hookup, it shall be at Tenant's expense. Refer to Tenant Criteria Manual for details. b. Tenant may be required to design and install an engineered fire alann system within the Leased Premises. Tenant's fire alann system shall be compatible with Landlord's system and comply with the requirements of the applicable building codes, fire marshal and be approved by Landlord's insurance carrier. Refer to Tenant Criteria Manual for details. c. Tenant's fire alarm drawings shall be prepared by a licensed engineer of the state in which the Shopping Center is located. Drawings are subject to Landlord's approval. 3. Tenant Fire Extinguishers Tenant shall provide and install fire extinguishers in the Leased Premises. The number of extinguishers provided by Tenant shall be as required by applicable building codes, fire marshal and be approved by Landlord's insurance carrier. N. CONSTRUCTION REQUIREMENTS 1. Construction Deposit Tenant shall cause its general contractor to deposit with Landlord, without liability for interest, the sum of, 000. 00 prior to construction start. This sum shall be applied toward any costs incurred by Landlord or Landlord's contractor to repair any damage to Landlord's property and to complete any part of Tenant's Work which Tenant or Tenant's contractor fails to complete within the time period required by ARTICLE 2 of the Lease. This remedy shall be in addition to and not in lieu of any other rights and remedies of Landlord. The balance of the deposit shall be returned to Tenant's general contractor after Tenant's Work has been reviewed and accepted by Landlord. 2. Construction Barricade Landlord may require Tenant to erect a barricade that complies with mall standards at the strut of Tenant's Work, at Tenant's expense. In the event Landlord has previously erected a barricade or if Tenant fails to erect a barricade and Landlord elects to erect a barricade on Tenant's behalf, Tenant shall pay Landlord $85.00 per lineal foot for the barricade. Tenant's barricade may not be dismantled without Landlord's prior approval. 3. Construction Trash Removal Tenant is responsible for trash removal during construction, fixturing and stocking at Tenant's expense. Tenant shall break its boxes down and place its trash daily in the containers provided. Trash accumulation shall not be permitted ovemight in the Leased Premises, Joint Use Areas or service corridors. In the event Landlord provides construction trash removal, Tenant shall pay Landlord a single charge of $750.00. Complim1ce with Landlord's recycling program is mandatory. 4. Temporary Electric Landlord may provide, at its option, temporary electrical service in general areas during construction. Tenant shall request, in writing, permission to connect to the temporary service and distribute temporary service to tl1e Leased Premises in accordance with applicable code. In the event Landlord provides temporary electrical service, Tenant shall pay Landlord a single charge e'l"al te the greater of $750.00 er $9.75 rer S'l"are feet effue Leased Premises. 5. Contractor Requirements a. Tenant and or Tenant's contractor shall not commence any work without checking in with Landlord's on-site representative and supplying all required pre-construction documents. Documents shall include but not be limited to a copy of buildiog permit, Certificate of Insurance and contractor's license. b. Tenant shall e11sure that all Tenant's contractors are bondable and licensed in the state where the Shopping Center is located. Landlord shall have the right to approve Tenant's contractors and subcontractors; however, approval shall not constitute the assumption of any responsibility or liability by Landlord for the actions of Tenant's contractors or subcontractors or the quality or sufficiency of Tenant's Work.

c. Tenant's contractor or subcontractor shall not post signs in any part of the Shopping Center, on construction barricades or in the Leased Premises without approval from Landlord.

d. All supplies necessary for construction, fixturing or merchandising the Leased Premises must be delivered through designated truck docks and down the service corridors.

e. The contractor may perform "noisy" construction, such as jack hammering, saw cutting, core drilling, etc., only during hours approved by Landlord's on-site representative. The Landlord's on-site representative will terminate any construction activity that is deemed excessively noisy or dusty or which is disruptive to the normal operations of the adjacent tenants and/or the mall.

f. Tenant's contractor shall obtain Landlord's approval regarding all drilling, welding or other attachment to Landlord's structural system. Approval by Landlord shall be in writing before the start of Tenant's Work, and must be clearly identified on Tenant's drawings. Landlord approval of the drawings does not relieve Tenant's contractor of the responsibility to make a request in writing prior to starting Tenant's Work.

g. Tenant's contractor shall supply fire extinguishers during construction, in accordance with code.

6. Tenant's Work

a. Tenant shall conform to and comply with all federal, state, county and local laws, ordinances, permits, rules and regulations in the performance of Tenant's Work or in the performance of any alterations, additions or modifications.

b. Tenant's Work shall be coordinated with Landlord's Work as well as with the work of other tenants in the Shopping Center so that Tenant's Work shall not interfere with or delay completion of other construction in the Shopping Center.

c. In the event Tenant's Work and Landlord's Work shall progress simultaneously, Landlord shall not be liable for any injury to persons or damage to property of Tenant, or of Tenant's employees, licensees or invitees from any cause whatsoever occurring upon or about the Leased Premises, and Tenant shall and will indemnify, defend and save Landlord harmless from any and all liability and claims arising out of or connected with any injury or damage. Tenant acknowledges that these provisions become effective beginning upon the date Tenant or its agents first enter the Leased Premises. This obligation to indemnify shall include reasonable attorneys' fees and other reasonable costs, expenses and liabilities incurred by Landlord and its attorneys from the first notice that any claim or demand is to be made or may be made.

d. Work performed by Tenant or Tenant's contractor shall be performed so as to avoid a labor dispute. If there is a labor dispute, Tenant shall immediately undertake whatever action may be necessary to eliminate the dispute including, but not limited to, (i) removing all disputants from the job site until the labor dispute is over, (ii) seeking an injunction in the event of a breach of contract action between Tenant and Tenant's contractor and (iii) filing appropriate unfair labor practice charges in the event of a union jurisdictional dispute. If, during the period of initial construction of the Leased Premises, any of Tenant's employees, agents or contractors strike, or if picket lines or boycotts or other visible activities objectionable to Landlord are conducted or carried out against Tenant or its employees, agents or contractors, Tenant shall immediately close the Leased Premises and remove all employees until the dispute giving rise to the strike, picket line, boycott or objectionable activity has been settled to Landlord's satisfaction.

e. Tenant agrees that it will not, at any time prior to or during this Lease, including the period of the performance of Tenant's Work, either directly or indirectly employ or permit the employment of any contractor, or use any materials in the Leased Premises, if the use of the contractor or the materials would, in Landlord's sole opinion, create a difficulty, strike or jurisdictional dispute with other contractors engaged by Tenant or Landlord or others, or would in any way disturb the construction, maintenance or operation of the Shopping Center. If any interference or conflict occurs, Tenant, upon demand by Landlord, shall cause all contractors or all materials causing the interference, difficulty or conflict, to leave or be removed from the Shopping Center immediately.

f. Tenant's Work shall be subject to inspection by Landlord during the course of construction for the purpose of determining the quality of the workmanship and adherence to Landlord requirements. Tenant shall require its contactor to cooperate with Landlord and correct any deficiencies noted by Landlord. All work performed by Tenant during the Term of the Lease shall be performed in accordance with this Lease, all exhibits thereto, the Tenant Design Manual and as directed by Landlord's representative.

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g. All work by Tenant, including repair work, shall be performed in a first-class workmanlike manner and shall be in a good and usable condition at completion. Tenant shall require any person performing work to guarantee that the work is free from any and all defects in workmanship and materials for one (1) year from the date of completion. Tenant shall also require any such person to be responsible for the replacement or repair, without additional charge, of work done or furnished by or through such person which shall become defective within one (1) year after substantial completion of the work. The correction of work shall include, without additional charge, all expenses and damages in connection with the removal, replacement or repair of any part of work which may be damaged or disturbed. All warranties or guarantees for materials or workmanship on or regarding Tenant's Work shall be contained in the contract or subcontract. The contract shall be written so that all warranties and guarantees shall inure to the benefit of both Landlord and Tenant, as their respective interests appear, and so that either party can directly enforce the contract.

h. In the event Tenant or Tenant's contractor fails to perform Tenant's Work, or any part of Tenant's Work, in a manner satisfactory to Landlord within 10 days after receipt of Landlord's punch list, Landlord shall have the right, in addition to and not in lieu of Landlord's other rights and remedies, to perform the work and Tenant shall pay Landlord for costs incurred by Landlord in such performance.

## O. INSURANCE REQUIREMENTS

Tenant's contractor must fulfill the following insurance requirements, and shall maintain at no expense to Landlord:

a. Workers' Compensation Insurance within statutory limits and Employer's Liability Insurance with limits of not less than $100,000.

b. General Liability Insurance with limits of not less than $2,000,000 combined single limit for bodily injury and property damage, including personal injury, Contractual Liability coverage specifically endorsed to cover the indemnity provisions contained herein and Contractor's Protective Liability coverage if contractor uses subcontractors.

c. Motor Vehicle Liability Insurance in the Contractor's name, including owned, non-owned, leased and hired car coverage with limits of not less than $2,000,000 combined single limit per occurrence for bodily injury and property damage.

d. Tenant shall cause each of its contractors to agree to name Landlord, the parents, subsidiaries and affiliates of Landlord and if Landlord elects, any owner or other occupant in or adjoining the Shopping Center, as Additional Insureds on Contractor's Commercial General Liability Insurance and Motor Vehicle Liability Insurance. In addition to the insurance Tenant is required to maintain under ARTICLE 19, Tenant shall maintain Builders Risk Insurance including water damage and earth movement for the full replacement cost of Tenant's Work.

e. Each of Tenant's contractors shall also, to the fullest extent permitted under the law, protect, defend, save harmless and indemnify Landlord, the parents, subsidiaries and affiliates of Landlord, and if Landlord elects, any owner or other occupant in or adjoining the Shopping Center, and their employees, officers and agents against any and all liability claims, demands or expenses incurred on account of any injury or damage, alleged or real, arising out of or in any way connected with any act or omission to act on the part of the indemnitor.

f. Certificate evidence of the required insurance shall be furnished to Landlord before the start of Tenant's Work. Insurance carriers shall have an AM Best's rating of A-VII or better, and shall be registered or authorized to do business in the state in which the Shopping Center is located.

## P. GENERAL

1. <u>Landlord's Access</u>
Landlord, Tenant or any local utility company shall have the right, subject to Landlord's approval, to run utility lines, pipes, ducts, etc. above the Leased Premises. It shall be Tenant's responsibility to provide flush-mounted access panels in its finished work where required by Landlord.

2. <u>Additional Landlord's Work</u>
Landlord shall have the right to charge Tenant for certain improvements and other work performed by Landlord or caused to be performed by Landlord at Tenant's request within the Leased Premises although they may not be itemized in the Lease. This work shall be paid for by Tenant as additional rental upon notice by Landlord. Landlord has no duty, however, to do any work which Landlord is not specifically and expressly required to perform under this Lease or which,

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under any provisions of this Lease, Tenant may be required to perfonn. The performance of work by Landlord shall not constitute a waiver of Tenant's default in failing to perform the work 3. Hazardous Materials Tenant shall comply with any existing or future city, state, county or federal regulations or legislation regarding the control of pollution. Tenant shall not use or install, nor shall penni! its contractors to use or install, any building materials containing asbestos or other Hazardous Material. Upon expiration of the Term or the earlier termination of this Lease, Tenant shall provide Landlord with a statement signed by Tenant that the Leased Premises do not contain any Hazardous Material. If Tenant fails to do so, Landlord shall have the right to have the Leased Premises inspected for the presence of Hazardous Material, and if Hazardous Materials are present in the Leased Premises, to take all actions which are necessary to return the Leased Premises to the condition it was in prior to the presence of Hazardous Material in the Leased Premises, all at Tenant's expense. This obligation by Tenant shall survive the Expiration Date or earlier tennination of this Lease and shall survive any transfer of Landlord's interest in the Shopping Center. 4. Tenant's Refuse Tenant is responsible for keeping the Leased Premises, the corridor, mall or arcade adjacent to the Leased Premises broom clean and free of trash. If Landlord removes Tenant's or Tenant's contractor's trash, the charge to Tenant will be three (3) times Landlord's cost. Any materia~ whether trash or otherwise, placed outside of the Leased Premises for more than 24 hours shall be subject to removal and disposal without notice. 5. Certificate of Occupancy Tenant is responsible for obtaining a Certificate of Occupancy promptly following completion of Tenant's Work, and shall promptly forward a copy of it to Landlord prior to Tenant opening for business in the Leased Premises. Tenant shall not be permitted to open for business without a Certificate of Occupancy. Upon completion of Tenant's Work or any alterations under ARTICLE 12 of the Lease, Tenant shall submit an original contractor's notarized affidavit, all subcontractors' original notarized affidavits and original notarized final waivers of lien, as well as any original notarized lien waivers that Landlord may require from contractors, subcontractors, laborers, and material suppliers. The documents must be in a form and detail satisfactory to Landlord. 6. Lien Protection a. Neither Landlord nor any mortgage lender of Landlord shall be liable for any labor or materials furnished to Tenant upon credit, and no mechanics or other lien for labor or materials shall attach to or affect any interest of Landlord or the mortgage lender in the Leased Premises or the Shopping Center. Nothing in this Lease shall be deemed or construed to constitute Tenant as Landlord's agent or contractor for the perfonnance of Tenant's Work. Tenant acknowledges that Tenant's Work is to be performed solely for the benefit of Tenant. Nothing in this Lease shall be construed as constituting the consent or request of Landlord to any contractor for the perfonnance of labor or the furnishing of any materials for Tenant, nor as giving Tenant authority to contract as the agent of or for the benefit of Landlord. b. If Landlord's insurance premium or real estate tax assessment increases as a result of Tenant's improvements to the Leased Premises, Tenant shall pay the increase as additional rental upon notice from Landlord. 7. Square Footage Calculations The calculations of the dimensions and square footage of the Leased Premises are from the centerline of interior partitions, from the outside face of exterior walls, and fi·om the full thickness of corridor and shaft walls. No deductions are allowed for the space occupied by columns, interior partitions, or other interior construction or equipment installed or placed in the Leased Premises. The Leased Premises shall not include any space above the bottom of the structural framework supporting the upper level or roof of the Shopping Center, as the case may be, or below the floor level of the Leased Premises.

EXHIBIT F

ALL TENANTS

**HVAC CHARGE SCHEDULE**

**WESTLAKE CENTER**
**SEATTLE, WASHINGTON**

## I. GENERAL

The charges described in this EXHIBIT F shall be deemed a portion of the Environmental Charges for purposes of ARTICLE 16 and shall be deemed additional rental under this Lease. The methods of computation and the factors and assumptions contained herein are subject to periodic adjustment and modification by Landlord in order to more accurately reflect changing operating conditions including, without limitation, changes in applicable codes, statutes, laws, ordinances and regulations.

As part of Tenant's plan submittal, Tenant shall provide to Landlord a complete description of all electrical, natural gas, water and sewer devices and equipment serving the Leased Premises. Such description shall include detailed specifications for such devices and equipment including, without limitation, the quantities and capacities.

## II. ENVIRONMENTAL CHARGE FOR HEATING, VENTILATION, AIR CONDITIONING (the "HVAC Environmental Charge")

### A. CHARGE FOR LANDLORD PROVIDED HVAC EQUIPMENT, MAINTENANCE AND NON-ENERGY OPERATION EXPENSES

Tenant shall be obligated to pay a HVAC Equipment, Maintenance and Non-Energy Operation Charge in the amount of $1.94 per square foot of the Leased Premises, subject to an increase in the amount of 4% each January 1 following the Opening Date. This charge is for the cost and expense of the Landlord provided HVAC system to the Leased Premises, together with its repairs and maintenance, materials and supplies, wages and other compensation (including supervisory personnel), Workers' Compensation, payroll taxes and compressor or boiler insurance and all other non-energy costs or expenses. As Tenant's payments due hereunder are predetermined and not subject to adjustment except as expressly provided herein, Tenant shall have no express or implied right to examine, inspect or audit Landlord's records pertaining to the HVAC Equipment, Maintenance and Non-Energy Operation Expenses.

### B. LANDLORD PROVIDED HVAC SYSTEM ENERGY EXPENSE

1. Tenant shall also pay its share of the energy expenses necessary to operate the Landlord provided HVAC System. Landlord's engineer shall calculate Tenant's share of the HVAC System Energy Expense based on the anticipated cooling load required for the Leased Premises based upon Tenant's Plans. The calculation may be further adjusted to the extent Tenant varies the temperature of the Leased Premises from the standard Shopping Center temperature set point or otherwise modifies the Leased Premises such that the cooling load might be affected.

2. Tenant's share of HVAC System Energy Expense shall be computed by multiplying the applicable energy expenses and costs incurred by Landlord in connection with operating the Landlord provided HVAC System (i.e., electricity, natural gas, water, steam and sewer (as the case may be)), by a fraction, the numerator of which shall be Tenant's relative cooling load factor, and the denominator of which shall be the total of all relative cooling load factors for non-Anchor spaces in the Shopping Center which are leased, open and operating, and which utilize the corresponding Landlord provided HVAC system.

3. Prior to Tenant adding or removing equipment or devices or otherwise modifying the Leased Premises to either increase or decrease usage of HVAC services, or modifying its hours of operations, Tenant shall notify Landlord of such modification or change in writing and shall provide Landlord's engineer with a detailed description of the change or modification. Landlord's engineer shall then recalculate the Tenant's cooling load factor. The revised HVAC load factor shall become effective as of the date the modifications or changes are made. Landlord, at Landlord's Option, may elect to check Tenant's consumption of HVAC services from time to time and adjust the HVAC load factor accordingly.

### C. TENANT SUPPLIED HVAC

For Leased Premises for which Tenant supplies its own HVAC services, the provisions of Lease EXHIBIT C and Lease ARTICLE 16 shall apply (in lieu of paragraphs A & B above), and Tenant shall be responsible for all costs and expenses relating to Tenant's own HVAC services.

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